FORM 1-A

Regulation A Offering Statement

Part II – Offering Circular

Energea Portfolio 2 LLC

9 Cedar Lane

Old Saybrook, CT 06475

(860) 316-7466

www.energea.com

May 4, 2020

This Offering Circular Follows the Form 1-A Disclosure Format

Energea Portfolio 2 LLC is a limited liability company organized under the laws of Delaware, which we refer to as the “Company.” The Company is offering to sell to the public up to $50,000,000 per limited liability company interests designated as “Class A Investor Shares.” The initial price of the Class A Investor Shares will be $1.00 per share and the minimum initial investment is $500.

We are selling these securities directly to the public through the website, www.energea.com. Currently, we are not using a placement agent or a broker and we are not paying commissions to anyone.

	Price to Public	Commissions	Proceeds to Issuer	Proceeds to Others
Each Class A Investor Share	$1.00	Zero	$1.00	Zero
Total	$50,000,000	Zero	$50,000,000	Zero

We might change the price of the Class A Investor Shares in the future. See “Securities Being Offered – Price of Class A Investor Shares” on page 24.

We refer to the offering of Class A Investor Shares pursuant to this Offering Circular as the “Offering.” The Offering will begin as soon as our Offering Statement is “qualified” by the U.S. Securities and Exchange Commission (“SEC”) and will end on a date determined by the Company.

The purchase of these securities involves a high degree of risk. Before investing, you should read this whole Offering Circular, including “Risks of Investing” starting on page 7.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS JUDGEMENT UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERM OF THE OFFERING. NOR DOES IT PASS JUDGEMENT UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

GENERALLY, IF YOU ARE A NON-ACCREDITED INVESTOR NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV. FOR MORE INFORMATION, SEE THE “Limits on How Much Non-Accredited Investors Can Invest” SECTION STARTING ON PAGE 30.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NORTH AMERICAN SECURITIES ADMINISTRATORS ASSOCIATION UNIFORM LEGEND:

YOU SHOULD MAKE YOUR OWN DECISION AS TO WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND RISK TOLERANCE LEVEL. NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY BY CONTRACT AND THERE WILL BE NO READY MARKET FOR RESALE. YOU SHOULD COULD BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

EXECUTIVE SUMMARY

Our Story

The world wants and needs solar energy. Once the stuff of warnings from scientists about what might happen, the global effects of climate change are happening. Once-in-a-century floods, melting glaciers, fires burning in Australia, the rapid extinction of species, ocean water threatening Miami and Manhattan – all due in large part to the carbon emissions of human beings.

While too many political leaders bury their heads in the sand, the private sector is rising to the occasion.

Mike Silvestrini co-founded Greenskies Renewable Energy, LLC (“Greenskies”) with $35,000 in 2008. Under Mike’s management, Greenskies built more than 400 solar projects across the United States, counting among its electricity customers Wal-Mart, Sam’s Club, Amazon, Target, municipalities, schools, universities, and large electric utilities. Greenskies was sold in 2017 for an enterprise value in excess of $165 million.

The 400+ solar energy projects developed by Greenskies keep approximately 250,000 metric tons of carbon dioxide out of the Earth’s atmosphere every year.

Mike and fellow energy entrepreneur Chris Sattler, who co-founded North American Power, an energy company that grew to over 1,000,000 customers, are now applying the lessons they’ve learned around the world, developing solar energy projects from Africa to South America.

Among the most compelling markets is Brazil, where rising energy prices, a decrease in the price of developing solar projects, a large and diverse market of electricity buyers, and favorable national polices have contributed to a rapidly growing industry.

Mike and Chris formed the Company to buy or build solar energy projects in Brazil (each, a “Project”). Our Projects will share the following characteristics:

●	Each Project will have a capacity of between one megawatt and five megawatts (a one-megawatt Project produces enough electricity to power roughly 200 average American homes).

●	Electricity generated by the Projects will be sold to residential and small business consumers.

●	By generating electricity from the Project, the customer will typically save 10% - 20% on his, her, or its electricity bill.

●	In most cases, the Company will not acquire a Project until the entire energy output of the Project has been fully subscribed and the major expenses of building and operating the Project have likewise been fixed by contract. Thus, the cash flow of each Project will largely be established by contract before Investors are exposed to any Project-related risk.

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The Offering

The Company is offering to investors up to $50,000,000 of Class A Shares to finance the purchase and development of Projects.

From the cash flow generated by a Project, if any, owners of the Class A Investor Shares will have the right to receive:

●	Monthly distributions sufficient to amortize their investment in the Project over the projected life of the Project, together with a 7% per year compounded return; plus

●	70% of any additional cash flow.

CAUTION: ALTHOUGH THE CASH FLOW FROM OUR PROJECTS WILL LARGELY BE ESTABLISHED BY CONTRACT IN ADVANCE, THERE IS NO GUARANTY THAT OUR PROJECTS WILL GENERATE ANY POSITIVE CASH FLOW.

Apart from the potential economic returns, an Investor who purchases $10,000 of Class A Investor Shares will keep approximately 11 metric tons of carbon dioxide out of the atmosphere each year.

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RISKS OF INVESTING

BUYING CLASS A INVESTOR SHARES IS SPECULATIVE AND INVOLVES SIGNIFICANT RISK, INCLUDING THE RISK THAT YOU COULD LOSE SOME OR ALL OF YOUR MONEY. THIS SECTION DESCRIBES SOME OF THE MOST SIGNIFICANT FACTORS THAT WE BELIEVE MAKE AN INVESTMENT IN THE CLASS A INVESTOR SHARES RISKY. THE ORDER IN WHICH THESE FACTORS ARE DISCUSSED IS NOT INTENDED TO SUGGEST THAT SOME FACTORS ARE MORE IMPORTANT THAN OTHERS.

The Track Record of Our Principals Does Not Guaranty Success: The principals of the Company have been involved in the solar industry for approximately 13 years, developing more than 400 solar projects. See “Past Performance – Greenskies Renewable Energy LLC” on page 22. However, past performance is never a guaranty of future results, and the success of our principals in other solar projects does not guaranty that the Company will be successful.

Risks Associated with Renewable Energy Projects: The market for renewable energy is changing rapidly, and its future is uncertain. If renewable technology proves unsuitable for widespread commercial deployment or if demand for renewable energy products, especially solar energy products, fails to develop sufficiently, our Projects might not be able to generate enough revenues to achieve and sustain profitability. The factors influencing the widespread adoption of renewable energy technology include but are not limited to: cost-effectiveness of renewable energy technologies as compared with conventional technologies; performance and reliability of renewable energy products as compared with conventional energy products; success of other enabling technologies such as battery storage and distributed energy resource management systems; fluctuations in the prices of oil and other fossil fuels; and government policies. We have no control over any of those factors.

Instability in Global Energy Markets: The market for global energy sources, in general, and the global market for oil in particular, is highly unstable due to the dramatic decrease in global energy consumption related to the COVID-19 epidemic. This decrease in energy consumption has resulted in significant volatility in the price of energy, and in some cases (as is the case of oil) has resulted in negative prices per unit in the global marketplace. How this instability in global energy markets will affect solar energy projects, solar energy production and/or solar energy policies is uncertain, but it may have great impacts on the success or failure of our Projects, and, in turn, our Company.

Fluctuations in Income: Our rental agreements with customers typically provide for fluctuations in rent based on changes in energy prices and/or changes in consumer prices. Thus, it is possible that our income from one or more Projects could decrease.

Competition: There are many solar developers actively building projects in Brazil. Some are multi-national independent power producers (e.g., ENEL, Engie), which tend to focus on utility-scale solar auctions and are less focused on smaller projects. In addition to these large established players, there are several smaller developers we view as our direct competition. Aggressive pricing by competitors or the entrance of new competitors could reduce our chances of success.

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Our Customers Might Default: The Company will sell electricity to individual consumers and small businesses, not to utilities. Some customers will default. Although we expect other customers to quickly take their places, if enough customers default it would hurt the Project financially, reducing the anticipated returns and potentially causing us to default on our own obligations.

We Might Own Only a Small Number of Projects: If we are successful raising the full $50,000,000 we are trying to raise, the Company would likely acquire 15 – 20 Projects. The less money we raise the fewer Projects we will own. If we own only a small number of Projects, Investors will, by definition, be exposed to greater volatility and risk.

Possible Changes in Governmental Policies: The Projects depend on a Brazilian policy called Normative Resolution No. 482, which allows customers who generate solar power to offset electric costs at their locations within the same utility network. This policy could be revoked, phase-out over time, require renewal by the applicable authority, or become victims of political pressure. The regulator in Brazil responsible for electricity is expected to revisit its solar energy policies in 2020. The new policies could disfavor solar projects in general and our Projects in particular.

Delays in Connecting to Power Grid: Our Projects must be physically connected to the power grid, a process that involves both engineering and bureaucratic challenges. Delays are not uncommon. For example, the utility involved might be required to perform physical upgrades to allow for the safe and consistent generation, distribution, and/or transmission of electricity from the Project to the grid. Delays in the performance of the interconnecting utility’s obligations to make such grid upgrades can also impact the financial performance of the Projects.

Operational Risks: Our Projects are subject to operating and technical risks, including risk of mechanical breakdown, failure to perform according to design specifications, labor and other work interruptions and other unanticipated events that adversely affect operations. The success of each Project, once built, depends in part upon efficient operation and maintenance.

Construction and Development Risks: We expect to invest in Projects before construction is complete. Construction of any kind involves risks, including labor unrest, bad weather, design flaws, the unavailability of materials, fluctuations in the cost of materials, and labor shortages. Delays are common, which could adversely affect the economics of a Project.

Equipment Supply Constraints: The construction of renewable energy facilities relies on the availability of certain equipment that may be in limited supply, such as solar modules, trackers, inverters and monitoring systems. Most of this equipment comes from China. There is no guarantee that the production of this equipment will match demand and this may adversely impact our ability to build Projects.

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Risks Associated with Investments Outside the U.S.: All of our Projects will be in Brazil. Projects outside the United States jurisdictions are subject to certain risks that generally do not apply to investments within the United States. Such risks include the following:

●	Historically, the markets of developing countries have been more volatile than the markets of developed countries.

●	Developing countries may have less developed legal and accounting systems.

●	The governments of developing countries may be more unstable and more likely to impose capital controls, nationalize a company or industry, place restrictions on foreign ownership and on withdrawing money from the country, and/or impose punitive taxes that could adversely affect prices.

●	The economies of developing countries may be dependent on relatively few industries that are more susceptible to local and global changes.

●	The legal systems of developing countries might be less reliable in terms of enforcing contracts.

Foreign Currency Exposure: The customer contracts entered into by the Projects will be denominated in Brazilian real. Contracts denominated in real will be subject to fluctuations in the exchange rates, which could hurt (or help) our total returns. While we might be able to hedge our foreign currency exposure to some degree, such hedging may be expensive and may not be entirely effective.

Imprecise Language Translations: All of our legal contracts in Brazil will be written in both English and Portuguese. Given that these languages have different historical and cultural roots, it is possible that some of the materials or proceedings may not directly translate across languages and any deviation, especially with respect to some of the more technical terms or work involved, may cause disruptions or misunderstandings that may negatively impact our business.

Risks Upon Disposition of Investments: If the Company sells a Project, we might be required to make representations about the business and financial affairs of the Project, and to indemnify the purchaser if our representations prove to be inaccurate or misleading. These arrangements may result in contingent liabilities, which might ultimately require Investors to return some or all of the distributions they have received.

Regulatory Risks: All of our Projects will be subject to extensive regulatory requirements, including those imposed by environmental, safety, labor and other regulatory and political authorities. These regulatory requirements will impose substantial costs on the Projects. Further, should any Project fail to comply with one or more regulatory requirements, it could result in substantial fines and penalties and even a shutdown of the Project.

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Unavailability of Insurance Against Certain Catastrophic Losses: Certain losses of a catastrophic nature, such as earthquakes, wars, terrorist attacks or other similar events, may be either uninsurable or insurable at such high rates that to maintain such coverage would cause an adverse impact on the related Project. As a result, not all Projects may be insured against all possible risks. If a major uninsured loss occurs, the Company could lose both the amount it invested in and anticipated profits from the affected Project(s).

Potential Environmental Liability: Of course, protecting the global environment from fossil fuels is one of the main goals of solar energy projects. Nevertheless, our Projects, like any large-scale physical plant, could cause environmental contamination under some circumstances. Further, we could be found liable for environmental contamination that occurred before our Project was built. The cost of remediation and penalties could be very large.

Reliance on Suppliers: We rely heavily on a handful of suppliers for the components of our Projects. Should any of these suppliers go out of business, increase prices, experience disruptions to their business or supply chain, or refuse to deal with us, our business could be damaged.

Liability for Personal Injury and Damage to Property: The Company could be held liable for accidents and injuries at our Projects. We will carry insurance to protect against the potential losses, but our insurance might not be adequate.

No Offering Minimum: If the Company raises the entire $50,000,000 we are trying to raise in the Offering, we will be able to acquire approximately 20 Projects, even if we don’t borrow any money. However, we will begin to spend the money we raise in the Offering as soon as we are able to finance just two Projects. As a result, an early Investor could own a far less diversified portfolio of Projects than he, she, or it expected.

We Might Raise More than $50,000,000: Under Regulation A, the Company is allowed to raise a maximum of $50,000,000 each year. Should we raise the full $50,000,000 we are trying to raise, we might decide to raise more, in a subsequent year. In that case an early Investor could own a much larger portfolio of Projects than he, she, or it expected.

Global or National Economic Conditions: An economic slowdown may negatively affect our customers and, in turn, our Projects.

Risks from COVID-19: As of the date of this Offering Circular, the world economy is suffering the sharpest and most severe slowdown since at least the Great Depression, and possibly in history. Despite action by governments and central banks, many experts believe the world faces a prolonged, deep recession if not a depression, with unemployment spiking to 20% or higher and large swaths of the economy shut down. We have no way of knowing how severely COVID-19 will affect our business. At a minimum we expect it to reduce demand for energy and therefore affect prices.

No Participation in Management: Investors will have no right to participate in the management of the Company or the Projects. Instead, the Company’s management will make all decisions. You will not have the right to replace our management team except in certain limited circumstances set forth in the LLC Agreement, which do not include doing a bad job.

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Reliance on Management: The success of the Company and its Projects will depend in part on the skills of our management team. If a key member of our management team resigned, died, or became ill, the Company and its Investors could suffer.

Sale of Other Securities: In this Offering, the Company is selling Class A Investor Shares for $1 per share. However, the Company could at any time sell other Class A Investor Shares or other classes of securities to raise additional capital. A different class of securities could have greater rights than those associated with the Class A Investor Shares, including but not limited to preferential rights to distributions.

Limitations on Rights in Investment Agreement: To purchase Class A Investor Shares, you are required to sign our Investment Agreement. The Investment Agreement will limit your rights in several important ways if you believe you have claims against us arising from the purchase of your Class A Investor Shares:

●	Any claims arising from your purchase of Class A Investor Shares must be brought in the state or federal courts located in Wilmington, Delaware, which might not be convenient to you.

●	You would not be entitled to recover any lost profits or special, consequential, or punitive damages. However, that limitation does not apply to claims arising under the United States federal securities laws.

●	You would not be entitled to a jury trial. However, that rule does not apply to claims arising under the United States federal securities laws.

Forum Selection Provision: Our Investment Agreement and our LLC Agreement both provide that disputes will be handled solely in the state or federal courts located in Delaware. We included this provision primarily because (i) the Company is organized under Delaware law, (ii) Delaware courts have developed significant expertise and experience in corporate and commercial law matters and investment-related disputes (which typically involve very complex legal questions), particularly with respect to alternative entities (such as LLCs), and have developed a reputation for resolving disputes in these areas in an efficient manner, and (iii) Delaware has a large and well-developed body of case law in the areas of corporate and alternative entities law and investment-related disputes, providing predictability and stability for the Company and its Investors. This provision could be unfavorable to an Investor to the extent a court in a different jurisdiction would be more likely to find in favor of an Investor or be more geographically convenient to an Investor. It is possible that a judge would find this provision unenforceable and allow an Investor to file a lawsuit in a different jurisdiction.

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Conflicts of Interest: The interests of the Company and its management could conflict with your interests in a number of important ways, including these:

●	Your interests might be better served if the principals of the Company devoted their full attention to the Company’s business. Instead, they will also be managing other businesses and business interests simultaneously. Our Manager, Energea Global LLC, intends to develop hundreds of solar and hydroelectric projects worldwide. Right now an affiliate, Energea Portfolio 1 LLC, is raising capital to buy or build solar projects in Brazil where the customer is a single business. Our Manager expects to launch other portfolios in the near future.

●	The Manager will receive fees based, in part, on the amount of capital we raise. The Manager might therefore have an incentive to raise more capital, and invest in more Projects, than they would otherwise, leading them to invest in borderline Projects.

●	The entire business of our management team consists of investing in solar projects, including solar projects in Brazil. There could be conflicts between Projects they decide to invest in through the Company and projects they invest in through other vehicles.

•	The lawyers who prepared this Offering Statement, the LLC Agreement, and the Investment Agreement represent the Company, not you. You must hire your own lawyer (at your own expense) if you want your interests to be represented.

Risk of Failure to Comply with Securities Laws: The current Offering relies on an exemption under Regulation A of the Securities and Exchange Commission. We have relied on the advice of securities lawyers and believe we qualify for the exemption. If we did not qualify, we could be liable to penalties imposed by the federal government and state regulators, as well as to lawsuits from investors.

No Market for the Class A Investor Shares; Limits on Transferability: There are two obstacles to selling or otherwise transferring your Class A Investor Shares:

●	There will be no established market for the Class A Investor Shares, meaning you could have a hard time finding a buyer.

●	Class A Investor Shares may not be transferred without our consent, which we can withhold in our sole discretion. The Company also has a right of first refusal to purchase any Class A Investor Shares proposed to be transferred.

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Corporate Governance Risk: As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer conducting a registered offering or listed on a national stock exchange would be. For example, we do not have (i) a board of directors of which a majority consists of “independent” directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange’s requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of our internal controls.

We Are an “Emerging Growth Company” Under the JOBS Act: Today, the Company qualifies as an “emerging growth company” under the JOBS Act of 2012. If the Company were to become a public company (e.g., following a registered offering of its securities) and continued to qualify as an emerging growth company, it would be able to take advantage of certain exemptions from the reporting requirements under the Securities Exchange Act of 1934 and exemptions from certain investor protection measures under the Sarbanes Oxley Act of 2002. Using these exemptions could benefit the Company by reducing compliance costs but could also mean that Investors receive less information and fewer protections than they would otherwise. However, these exemptions – and the status of the Company as an “emerging growth company” in the first place – will not be relevant unless and until the Company becomes a public reporting company.

Breaches of Security: It is possible that our systems or the systems of third-party service providers would be “hacked,” leading to the theft or disclosure of confidential information you have provided to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, we and our vendors may be unable to anticipate these techniques or to implement adequate defensive measures.

The Foregoing Are Not Necessarily The Only Risks Of Investing
Please Consult With Your Professional Advisors

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OUR COMPANY AND BUSINESS

Overview

The Company was formed to acquire, develop, and operate solar energy projects in Brazil (each a “Project”). Electricity from the Projects will be sold to private residential households (i.e., to consumers) and to small businesses (we refer to our customers as “Subscribers”). Although some Subscribers will default, we expect them to be replaced quickly by others (the Manager currently managers a waiting list of potential Subscribers), allowing the Projects to provide a stable and predictable stream of net cash flow.

The Company has not yet invested in any Projects, but has identified two Projects we are likely to invest in. These are described in “Our First Projects” on page 23.

Corporate Structure

The Company is a Delaware limited liability company.

Projects will be owned by special-purpose entities (each, an “SPE”). We currently anticipate that each SPE will be organized as Brazilian Sociedade Anônima, the Brazilian equivalent of a U.S. corporation. Under Brazilian law, the assets and liabilities of a Sociedade Anônima are distinct. Thus, the liabilities of a Project held in one SPE will not affect the assets of another Project held in a different SPE.

Typically, the Company will own 100% of each SPE, although there could be instances where the Company is a partner in the SPE with another party, such as the developer of the Project or the former owner. In all cases the Company will exercise complete management control over the SPE.

The Company and all of its owners are subject to a Limited Liability Company Agreement dated April 29, 2020, which governs the ownership, management, and operation of the Company (the “LLC Agreement”). The key terms of the LLC Agreement are summarized in “Summary of LLC Agreement and Authorizing Resolution” on page 39, and a copy of the LLC Agreement is attached as Exhibit 1A-2B.

Management

The Company will be managed by Energea Global, LLC, a Delaware limited liability company (“Energea Global” or the “Manager”). The Manager will exercise complete control over the Company and the Projects. For example, the Manager will select each Project, negotiate the terms of all contracts relating to the Project, decide whether to borrow money and, if so, how much, oversee the design and construction of each Project (except where the Company acquires a Project that is already completed), decide whether and when to sell Projects, decide how much capital to raise through the sale of Class A Investor Shares, and decide how and whether to raise capital through other means.

Investors will have the right to remove the Manager only for narrowly defined “cause,” and then only after following a procedure set forth in the LLC Agreement. See “Summary of LLC Agreement and Authorizing Resolution” on page 39.

The Manager is, in turn, owned and controlled by Mike Silvestrini and Chris Sattler. See “Our Management Team” on page 50.

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The Crisis of Climate Change

Climate change is no longer a theory but a fact, in plain view.

As bad as things seem today, they are going to get much worse very quickly unless we act. According to the United Nations Intergovernmental Panel on Climate Change (the “IPCC”), we have until 2030 before rising temperatures cause a climate catastrophe: worse and more frequent cataclysmic weather events, the devastation of many natural plant and animal habitats leading to mass extinctions and the destruction of important ecosystems, interruptions of the global food supply chain, and poverty for hundreds of millions of human beings.

To put it simply, unless we take dramatic action soon, we will harm the earth and all of its inhabitants irreparably.

The rapid rise in greenhouse gas (“GHG”) emissions is a significant culprit in our crisis. As its name implies, GHG emissions have a “greenhouse effect” on the earth’s climate, allowing sunlight to pass through the atmosphere but preventing heat from escaping.

The single biggest driver in the increase in GHG emissions is the dramatic increase in carbon dioxide emissions. According to the United States Environmental Protection Agency, about three-quarters (76%) of global man-made GHG emissions come from carbon dioxide emissions.

The sharp rise in carbon dioxide emissions (and in turn GHG emissions), is primarily a post-World War II phenomenon. Between 1850 and 1940 fewer than 5 trillion tons of carbon dioxide emissions were released per year. Beginning in 1950, global carbon dioxide emissions began to increase dramatically to more than 30 trillion tons each year between 2010 and 2020. By 2030, carbon emissions are projected to exceed 38 trillion tons per year and will be more than 42 trillion by 2040.

The global energy industry is by far the largest industry contributor to GHG emissions. According to the World Resources Institute, the energy industry accounts for 72% of all global GHG emissions, followed by agriculture (11%), land-use change/forestry (6%), and industrial processing (6%). Within the energy footprint, electricity and heat constitute the biggest source of GHG emissions (constituting 31% of the energy industry’s footprint), with transportation (15%) and manufacturing/construction a distant second and third respectively. Thus, if we can change the way we produce energy, we can dramatically decrease the amount of carbon dioxide and GHGs being released into the atmosphere, and in turn prevent the global climate crisis described by the IPCC.

For example, for every megawatt of electrical capacity we can transfer from a coal-burning plant to a solar project, we keep approximately 1,000 tons of carbon out of the atmosphere every year.

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Today, renewable energy sources remain well behind their higher-emitting fossil fuel peers. In 2016, renewable energy sources made up only about one-quarter (24%) of global electricity generation. The good news is that renewable energies are the fastest-growing energy source in the world, having increased more than one hundred (100%) percent between 2000 and 2018.

The Economics of Solar Power in Brazil

The cost of electricity in Brazil has risen for several reasons:

●	Even with the low rates of economic growth Brazil has experienced in recent years, its energy needs continue to grow as the country modernizes and increases its use of electronic devices.

●	Brazil has relied extensively on electricity generated from hydropower. However (i) hydroelectricity fluctuates with the seasons; and (ii) most large hydroelectric projects have already been developed, so new projects come online at more expensive pricing.

●	Previous governments subsidized energy costs for decades. Those policies have been swept away by a new government, so that the true cost of energy is being passed through to end-users for the first time.

We believe the cost of electricity in Brazil will continue to rise for the foreseeable future.

At the same time the cost of electricity is rising, the cost of building solar projects is falling. When the principals of our Manager built their first solar projects in 2007, the cost was approximately $8.00 per watt. Today, projects are built for as little as $0.70 per watt, a cost reduction of more than 90%.

As a result of these trends, we are typically able to offer residential and small business Subscribers savings of 10% - 20% on their electricity bills without the need for tax credits, grants, renewable energy credits, or other subsidies solar power once required. These Subscribers might prefer solar power over power generated by fossil fuels because they care about the environment and/or want to fight climate change. But the economic savings speak for themselves.

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Typical Project Characteristics

●	Power Capacity: The Brazilian market for utility-size solar projects (10+ megawatts) is efficient and competitive, with many large players. We intend to focus on the smaller market, with projects of between one megawatt and five megawatts. (NOTE: The capacity of a solar project is determined in accordance with “standard testing conditions” established by certain laboratories worldwide. The capacity of a solar project fluctuates with solar irradiance, which is very strong in many parts of Brazil.)

●	Subscribers: The Subscribers for a given Project will be private households and small businesses, organized into a single entity – typically taking the form of a Sociedade Anônima managed by the Company – referred to as a “consortium” for commercial Subscribers and as a “cooperative” for residential Subscribers. For a one megawatt Project, we would expect the consortium or cooperative to include, on average, about 2,000 Subscribers.

●	Project Rentals: We will rent each Project to a consortium or cooperative so that, in form, Subscribers are generating their own electricity, while the rent paid by the consortium or cooperative is effectively a payment for the electricity the Project generates. Typically, a Project rental contract will have a term of 10 – 20 years, with rent fluctuations based on changes in energy prices and/or consumer prices. See “Summary of Important Contracts – Typical Project Rental Contract” on page 33.

●	Operation and Maintenance: When we rent a Project to a consortium or cooperative, the consortium or cooperative will simultaneously hire us to operate and maintain the Project on a turnkey basis, and we will hire a third party to perform some or all of those services. See “Summary of Important Contracts – Typical Operation and Maintenance Contract” on page 34 and “Summary of Important Contracts – Typical Project Maintenance Contract” on page 35.

●	Locations: We select locations based primarily on:

●	Which Brazilian states have the most advantageous tax and energy policies;

●	Interconnection points with the electricity grid;

●	Solar irradiance; and

●	Acceptable security risks.

●	Right to Land: Typically, we lease the land where our Projects are built, pursuant to a lease that continues for at least the anticipated life of the Project. See “Summary of Important Contracts – Typical Land Lease” on page 31. In some circumstances, however, we might purchase the land. Because Brazilian law prohibits non-Brazilians from owning land, our principals (who are legally permitted to own land) would likely form an entity to purchase the land and lease the land to us (or, more exactly, to the SPE that owns the Project) at the lowest price allowable by law.

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●	Connecting Projects to Subscribers: Our Projects will not be connected directly to Subscribers. Instead, they will be connected to the local national power grid. As the owner of a solar project that is feeding electricity into the grid, our customer will be entitled to a credit on his, her, or its electric bill.

●	Our Solar Equipment: We use the same basic equipment used across the solar industry: the solar panels themselves, which turn sunlight into electrical energy; and the inverters, which convert the direct current from the panels to the alternating current used in homes and businesses. However, we buy our equipment only from certain manufacturers known for high quality and financial strength.

●	Compliance with Brazilian Laws: Each Project will comply with Normative Resolution ANEEL nº 482/2012 (“Ren 482”), the primary governing law for distributed generation systems in Brazil, as well as with other national and local laws.

●	When We Invest in Projects: Normally, the Company will not invest in a Project until the4 following conditions are satisfied. Among these:

●	We have created an SPE to own the project and execute contracts associated with the Project;

●	We have executed:

●	A Land Lease;

●	A Construction Contract;

●	A Project Rental Contract;

●	An Operation and Maintenance Contract; and

●	A Project Maintenance Contract.

●	The electric utility has confirmed that the Project can connect with the electric grid;

●	All environmental and installation permits have been obtained; and

●	We have obtained insurance.

Thus, in most cases Investors are not exposed to any Project-level risks until all these conditions are satisfied. However, we might make exceptions for exceptionally promising Projects.

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How We Find Projects – Development Companies

By and large, we find Projects in partnership with the many companies in Brazil focused on developing solar power projects, which we refer to as “Development Companies.” In fact, our Manager has an affiliate in Brazil, Energea do Brasil (“Energea Brazil”), which is itself a Development Company.

Our relationship with Development Companies can take a number of different forms. Sometimes a Development Company will not only identify a potential project, but also permit, engineer and construct it. Sometimes a Development Company will provide operations and maintenance support for a Project after it’s built. Sometimes a Development Company will sell us a Project Rental Contract and exit the Project entirely. In general, the Development Company is responsible for ensuring that all the conditions described in “Typical Project Characteristics – When We Invest in Projects” immediately above.

NOTE: Development Companies are compensated for their work and their risk. This may include a developer fee or a continued economic interest in the Project SPE. However, where a Project is originated through Energea Brazil, the Manager’s affiliate, Energea Brazil will cap the related-party development fee at $0.05 per watt (DC) of the Project’s total installed capacity.

Leverage

The Company might (or might not) borrow money to invest in Projects, depending on the circumstances at the time. If the Company can raise money from Investors quickly enough in this Offering, we probably will not borrow. On the other hand, if we need to move quickly on a Project and have not yet raised enough capital in this Offering, we might make up the shortfall through borrowing. Our Manager currently has access to approximately $35,000,000 of project credit, although this credit might not be available indefinitely.

Sale of the Projects

Currently, we plan to hold our Projects indefinitely, creating a reliable stream of cash flow for Investors. Should we decide to sell one or more Projects, however, our experience in the industry suggests that they could be sold for a profit:

●	Yield and Cashflow: Many investment funds look for reliable cashflows generating a targeted yield. From the perspective of such a fund, any of our projects or indeed our entire portfolio of Projects would be an attractive investment. Without both revenue and most expenses locked in by contract, the cash flow should be predictable and consistent for as long as 20 years.

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●	Project Consolidation: Some of our Projects will be too small for institutional buyers to consider on their own. The Company could package these Projects into a larger, more standardized portfolio that will be attractive to these larger, more efficiency-focused players. In the aggregate, our portfolio of Projects is expected to generate 70 – 80 megawatts of power with relatively uniform power contracts, engineering standards, and underwriting criteria. A portfolio of that size can bear the fees and diligence associated with an investment-banker-grade transaction.

●	Cash Flow Stabilization: When the Company buys a Project, we will typically share the construction risk with the Development Company that originated the Project. Larger investors are generally unwilling to take on construction risk and will invest only in projects that are already generating positive cash flow, referred to as “stabilization.” Thus, the Company will acquire Projects before stabilization and sell them after stabilization. Institutional investor interest in the Portfolio should increase as the Portfolio stabilizes.

●	Increase in Residual Value: When we acquire a Project, our appraisal is based solely on the cash flows projected over the anticipated useful life of the Project, with no residual value assumed for the Project. Truthfully, there is a high probability that a Project will continue to create revenue after the end of its projected useful life. This creates a sort of built-in “found value” for our Projects, which can be realized upon sale.

Our Revenue and Expenses

Revenue

The revenue from our Projects will consist primarily of the payments we receive from Subscribers (via consortia and cooperatives) under Project Rental Contracts.

Expenses

The principal expenses of our Projects will consist of:

●	Payments to third parties to operate and maintain the Projects

●	Rental payments to landowners

●	Debt service payments (if we borrow money)

●	Utilities at the Project sites

●	On-site security

●	Payments to the third party that manages Subscriber energy credits

●	Brazilian taxes

●	Banking fees

●	Fees to wire money from Brazil to the U.S.

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Offices and Employees

The Company itself will not have offices or employees. Instead, our Manager will provide all services required to operate the Company (other than on-site construction, operation, and maintenance and other services provided by third parties), as well as the office space and equipment necessary to provide such services.

Factors Most Likely to Affect Our Business

The ability of the Company to conduct its business successfully depends on several critical factors:

●	The Price of Electricity in Brazil: Typically, our Subscribers will save 10% - 20% on their electricity bills when they switch from their electric distribution company to community solar. The energy product we offer Subscribers is a fixed discount on their cost of energy. In other words, if a Subscriber joined a consortium with a fixed 15% discount, the amount of revenue we generate from that customer will go up if energy prices go up (as determined by published tariff set by the interconnecting utility for conventional energy) and down if energy prices go down. Recently the price of oil has plummeted. Should the price of fossil fuel remain at today’s levels, it is possible that solar power could lose its price advantage.

●	Government Policies: Given the environmental and economic benefits of solar power, we expect the friendly attitude of the Brazilian government to continue. As we have seen in the U.S., however, environmentally friendly policies can change quickly. If the government in Brazil succumbed to pressure from the fossil fuel industry, it could impose additional costs on our Projects.

●	Currency Fluctuations: Primarily because of the COVID-19 pandemic, the Brazilian national currency, the real, is currently at or near historic lows vis-à-vis the U.S. dollar, making investments in Brazil relatively inexpensive. Although we believe the real will rise vis-à-vis the dollar, making the profits from our Projects more valuable for U.S. investors, our financial projections assume conservatively that the real will stay where it is. Should the real drop further, after we invest in Projects, any profits from our Projects would be less valuable for U.S. investors.

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PAST PERFORMANCE: GREENSKIES RENEWABLE ENERGY, LLC

Mike Silvestrini co-founded Greenskies Renewable Energy, LLC (“Greenskies”) with a $35,000 family loan in 2008. Under Mike’s leadership Greenskies:

●	Built more 400 solar projects ranging from 200kW to 5MW, across 23 states from California to North Carolina.

●	Closed over $500 million of project finance.

●	Signed some of America’s largest corporations as customers, including Wal-Mart, Sam’s Club, Amazon, and Target, as well as schools, universities, municipalities, and several large utilities.

●	Did not experience a single customer default.

●	Employed as many as 100 people.

●	Built best-in-industry information technology.

●	Was named one of the Best Places to Work by the Hartford Courant in 2016.

●	Was sold in 2017 for an enterprise value in excess of $165 million.

The business of Greenskies is very similar to the business of the Company. The type and the size of solar project is similar, the construction methods are similar, and the equipment itself will be nearly identical.

The geography is different – Brazil versus the U.S. – and the type of customer is different – large businesses versus consumers.

In 2007, when Greenskies was launched, solar projects cost approximately $8.00 per watt to build. Today, projects are built for as little as $0.67 per watt, a cost reduction of more than 90%. These economics make solar projects today that much more compelling than it has been previously.

CAUTION: Past performance does not guaranty future results. Even though Mr. Silvestrini was very successful with Greenskies, there are many reasons why the Company might not be successful, including all of those listed in “Risks of Investing” on page 7.

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OUR FIRST PROJECTS

We expect to acquire the following two Projects first:

	Iguatama	Salinas
Power Capacity	2.25MW AC	5MW AC
Name of SPE	Energea Iguatama S.A.	Energea Salinas S.A.
State	Minas Gerais	Minas Gerais
Location	Iguatama	Salinas
Land Status	Leased	Leased
Customer	Consórcio de Geração Compartilhada de Energia Elétrica Energea	Consórcio de Geração Compartilhada de Energia Elétrica Energea
Initial Contract Term	25 years	25 years
Purchase Price	$2,296,888 USD	$5,124,750 USD
Estimated Equity	$2,296,888 USD	$5,124,750 USD
Estimated Debt	$0 USD	$0 USD
Estimated Project IRR*	19.0%	17.9%

*We calculate the internal rate of return for the Project based on the anticipated cash flows from the Project. We assume that the Project will have a zero value at the expiration of the initial contract term. This is intentionally a conservative assumption. In almost all cases a Project will have some residual value, and sometimes a significant residual value. For example, we might enter into a new Project Rental Contract for the Project, even if at a lower rent.

The land will be owned by Energea Real Estate Ltda, an affiliate of the Manager. The Company (actually the SPE for the Project) will pay the lowest rent permitted by law.

For each Project we prepare a Project Summary and a Financial Memo. The Project Summary includes extensive information about the Project while the Financial Memo includes financial assumptions and pro forma financial projections. The Project Summaries and Financial Memos for the two Projects above are attached as Appendices to this Offering Circular:

Appendix 1-A	Iguatama Project Summary
Appendix 1-B	Iguatama Financial Memo
Appendix 2-A	Salinas Project Summary
Appendix 2-B	Salinas Financial Memo

If and when the Company acquires additional Projects, we will provide a Project Summary and a Financial Memo for each.

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SECURITIES BEING OFFERED: THE CLASS A INVESTOR SHARES

Description of Securities

We are offering to the public up to $50,000,000 of Class A Investor Shares, which represent limited liability company interests in the Company. All of the rights and obligations associated with the Class A Investor Shares are set forth in:

●	The LLC Agreement, which is attached as Exhibit 1A-2B; and

●	The Authorizing Resolution, which is attached as Exhibit 1A-2C.

Price of Class A Investor Shares

Initially, we will offer the Class A Investor Shares at $1.00 per Class A Investor Share. During the term of this Offering, we expect to increase or decrease the price per Class A Investor Share to reflect changes in the value of our Projects. Changes in the price of the Class A Investor Shares will be reflected in a supplement to this Offering Statement filed with the SEC.

The value of our Projects will be determined by the Manager in its sole discretion using the comprehensive financial model it has developed for the Projects, projecting their cost and revenue (the “Financial Model”). In general, the Financial Model determines the value of Projects, and thus the price of Class A Investor Shares, is based on the current present value of Projects. Thus, factors that could cause changes to the price of Class A Investor Shares include (i) the addition of new Projects, (ii) changes in the anticipated revenue or costs associated with a Project, and (iii) the passage of time (because the present value of a future cash flow increases as the future cash flow gets closer).

Voting Rights

Owners of the Class A Investor Shares – that is, Investors – will have no right to vote or otherwise participate in the management of the Company. Instead, the Company will be managed by the Manager exclusively.

Distributions

We intend to make distributions monthly, as conditions permit. The order of distributions will be governed by the Company’s LLC Agreement and by the Authorizing Resolution.

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We divide distributions into two categories:

●	Distributions of ordinary operating cash flow from the Projects; and

●	Distributions of the net proceeds from “capital transactions” like the sale or refinancing of Projects (“net proceeds” means the gross proceeds of the capital transaction, reduced by the expenses of the transaction, including repayment of debt).

Distributions of ordinary operating cash flow will be made as follows:

●	We start with all the projected monthly operating cash flows of the Projects over their expected lives, based on the contracts in place and our own estimates.

●	We calculate the internal rate of return (“IRR”) of the portfolio of Projects.

●	We adjust each of those projected monthly operating cash flows downward by the same percentage, such that the projected IRR of the portfolio, taking into account the investment in the Projects and the adjusted projected cash flows, is 7% (the “Adjusted Operating Cash Flow”).

●	Each month, we distribute the Adjusted Operating Cash Flow for that month to Investors.

●	If the actual operating cash flow for the month exceeds the Adjusted Operating Cash Flow, we distribute the excess 70% to investors and 30% to the Manager.

EXAMPLE: For the sake of simplicity, suppose the portfolio consists of one hypothetical Project with a projected lifespan of five years, with the following projected cost and positive cash flows:

Project Cost	Year 1 Operating Cash Flow	Year 2 Operating Cash Flow	Year 3 Operating Cash Flow	Year 4 Operating Cash Flow	Year 5 Operating Cash Flow
$10,000	$3,500	$2,500	$4,000	$2,200	$3,000

Those cash flows yield a Project IRR of 16.35%.

To calculate the Adjusted Operating Cash Flow, we find a single percentage which, when multiplied by each operating cash flow, yields an IRR of 7% rather than 16.35%. For this hypothetical Project, that single percentage is 79.758%. We multiply each positive cash flow by 79.758%:

Project Cost	Year 1 Adjusted Operating Cash Flow	Year 2 Adjusted Operating Cash Flow	Year 3 Adjusted Operating Cash Flow	Year 4 Adjusted Operating Cash Flow	Year 5 Adjusted Operating Cash Flow
$10,000	$2,791.53	$1,993.95	$3,190.32	$1,754.68	$2,392.74

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Thus, for this hypothetical Project (and portfolio), Investors would receive the first $2,791.53 of operating cash flow in Year 1, the first $1,993.95 in Year 2, and so forth. If the Project actually generated $3,500 of operating cash flow in Year 1, as projected, then Investors would receive the first $2,791.53 and the balance, or $708.47, would be divided 70%, or $495.93, to Investors and 30%, or $212.54, to the Manager.

Distributions of the net proceeds from a capital transaction will be made in the following order or priority:

●	First, Investors will receive all the net proceeds until they have received a 7% internal rate of return from the Project.

●	Second, any remaining net proceeds will be distributed 70% to the Investors and 30% to the Manager.

We refer to the amounts distributed to the Manager (other than in its capacity as an Investor) as its “Promoted Interest.”

We expect to make distributions of ordinary operating cash flow on a monthly basis. Distributions of the net proceeds from capital transactions will be made, if at all, upon the occurrence of a capital transaction.

Whether to distribute operating cash flow or capital proceeds, and how much to distribute, are in the sole discretion of the Manager. No returns are guaranteed. Investors will receive distributions only if we are able to generate a profit from the business.

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How We Decide How Much To Distribute

To decide how much to distribute, we start with the revenue from each Project, add miscellaneous income like interest, add any proceeds we have received from the sale or refinancing of Projects, and then subtract our actual expenses of operating the Projects, including salaries, rent, debt service, asset management fees, marketing costs, taxes, legal and accounting fees, travel expenses, commissions, and debt service. Finally, depending on the circumstances at the time, we decide how much should be held in reserve against future contingencies. The amount we distribute is therefore our revenue, minus our expenses, minus the reserve amount.

The revenue and expenses of our Projects will be denominated in real, the Brazilian currency, while our distributions to Investors will be in U.S. dollars. If we believe the value of the real is likely to climb relative to the dollar in the short term, we might delay a distribution and thereby take advantage of the anticipated change.

Withholding

In some situations, we might be required by law to withhold taxes and/or other amounts from distributions made to Investors. The amount we withhold will still be treated as part of the distribution. For example, if we distribute $100 to you and are required to withhold $10 in taxes, for our purposes you will be treated as having received a distribution of $100 even though only $90 was deposited in your bank account.

No Guaranty

We can only distribute as much money as we have. There is no guaranty that we will have enough money, after paying expenses, to distribute enough to pay a positive return to Investors or even to return all their invested capital.

Transfers

Investors may freely transfer their Class A Investor Shares, but only after providing the Manager with written assurance that (i) the transfer is not required to be registered under the Securities Act of 1933, and (ii) the transferor or the transferee will reimburse the Company for expenses incurred in connection with the transfer.

However, an Investor who wants to sell his, her, or its Class A Investor Shares must first offer them to the Manager.

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Mandatory Redemptions

The Manager may require an Investor to sell his, her, or its Class A Investor Shares back to the Company:

●	If the Investor is an entity governed by the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar Federal, State, or local law, and the Manager determines that all or any portion of the assets of the Company would, in the absence of the redemption, more likely than not be treated as “plan assets” or otherwise become subject to such laws.

●	If the Manager determines that the Investor has engaged in certain misconduct described in the LLC Agreement.

If an Investor’s Class A Investor Shares are purchased by the Company as provided above, the price will be equal to 90% of the then-current value of such Class A Investor Shares as determined by the Company in accordance with the Financial Model.

The purchase price will be paid by wire transfer or other immediately available funds.

Limited Right of Redemption

An Investor who has owned Class A Investor Shares for at least one year may ask the Company to purchase, or arrange for the purchase, of all or a portion of his, her, or its Class A Investor Shares. Upon receipt of such a request, the Manager must use commercially reasonable efforts to arrange for the purchase, although there is no guaranty that the necessary funds will be available or that a buyer can be found. If the Manager is not able to purchase or arrange for the purchase of the Class A Investor Shares, the Investor may either rescind or maintain the request.

In seeking to accommodate a request from an Investor, the Manager is not required to do any of the following:

●	Arrange for the purchase of more than 25% of an Investor’s Class A Investor Shares during any year;

●	Arrange for the purchase of more than 5% of the issued and outstanding Class A Investor Shares during any fiscal year;

●	Buy the Class A Investor Shares for its own account;

●	Contribute money to buy the Class A Investor Shares;

●	Borrow money or dispose of assets; or

●	Take any other action the Manager believes would be adverse to the interests of the Company or its other members.

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If an Investor’s Class A Investor Shares are purchased by the Company as provided above, the price will be equal to the then-current value of such Class A Investor Shares as determined by the Company in accordance with the Financial Model.

The purchase price will be paid by wire transfer or other immediately available funds.

If more than one Investor asks the Manager to purchase or arrange for the purchase of Class A Investor Shares, the Manager will consider the requests in the order received.

Liquidity – secondary Market

The Company currently intends to create a secondary market for the Class A Investor Shares, to provide liquidity for Investors, although we have not decided the form such a secondary market will take. For example, we might have the Class A Investor Shares listed on an existing exchange or we might create our own “alternative trading system” for the Class A Investor Shares.

However, our current plans could change, and there is no guaranty that a secondary market for the Class A Investor Shares will ever exist. Moreover, even if a secondary market exists, there might not be enough buyers and sellers to provide meaningful liquidity.

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LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST

As long as you’re at least 18 years old, you can invest in this Offering. But if you’re not an “accredited” investor, the amount you can invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the Securities and Exchange Commission, the term “accredited investor” means:

●	A natural person who has individual net worth, or joint net worth with the person’s spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

●	A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

●	A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

●	A business in which all the equity owners are accredited investors;

●	An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

●	A bank, insurance company, registered investment company, business development company, or small business investment company;

●	A charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million; and

●	A director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that issuer.

If you fall within any of those categories, then you can invest as much as you want. If you don’t fall within any of those categories, then the most you can invest in this Offering is the greater of:

●	10% of your annual income; or

●	10% of your net worth.

These limits are imposed by law, not by us.

When you go to our website, www.energea.com, we will ask whether you’re an accredited investor. If you aren’t, then we’ll ask about your annual income and net worth.

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SUMMARY OF IMPORTANT CONTRACTS

Introduction

We use five main contracts for our Projects:

●	Land Lease: We will lease (rather than buy) the land where the Project is located, pursuant to a contract we refer to as a “Land Lease.”

●	Construction Contract: To build our Projects we typically hire a third party to provide engineering, procurement, and construction services pursuant to a contract we refer to as a “Construction Contract.”

●	Project Rental Contract: In all cases, we rent our Projects to a consortium or cooperative of Subscribers (so that the Subscribers are, in form, generating their own solar power) pursuant to a contract we refer to as a “Project Rental Contract.”

●	Operations and Maintenance Contract: We rent the Project to a consortium or cooperative of Subscribers pursuant to a Project Rental Contract, and the consortium or cooperative hires us to operate and maintain the Project pursuant to a contract we refer to as a “Operations and Maintenance Contract.”

●	Project Maintenance Contract: We typically hire a third party to operate and maintain our Projects, pursuant to a contract we refer to as a “Project Maintenance Contract.”

There are two versions of each of these contracts, one in English and the other in Portuguese, the national language of Brazil.

Although the final terms and conditions might differ from Project to Project, the rights and obligations of the parties will generally be consistent across our portfolio of Projects, and indeed are generally consistent throughout the solar industry in Brazil. We have summarized below the principal terms of what expect to be the “typical” version of each contract.

Typical Land Lease

The principal terms are as follows:

●	The initial term is typically the same as the term of the Project Rental Contract. However, we have the right to extend the term for up to 30 years.

●	The rent typically escalates with the Brazilian consumer price index (the Indice Nacional de Precos ao Consumidor Amplo).

●	We are responsible for taxes, water fees, power, sewage, condominium fees, and any other services or utilities.

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●	We can do anything on the land necessary to build a Project, including opening roads, workshops, buildings, warehouses, offices, and other complimentary and ancillary installations so long as they are approved by the applicable legal authorities. We are also permitted to make any improvements to the land we deem necessary so long as these improvements do not impact the structural integrity of any buildings and we give the lessor advance notice.

●	We are liable for any direct damages that occur to the land and must hold the lessor harmless against any claims, liabilities, direct damages, losses, or expenses caused by these damages unless the lessor was the party who caused such damages.

●	We are also responsible for any environmental liabilities that occurred during the Land Lease term, while the lessor is responsible for any environmental liabilities before or after the Land Lease term. In connection with any environmental liabilities, we both agree to hold each other harmless for any claims, liabilities, or damages that each of us is responsible for under the Land Lease. However, all liability for either party for any liabilities under the Land Lease (including environmental) shall be limited to the direct damages and penalties imposed without regard to consequential damages and/or loss of profits.

●	We have a right of first refusal to purchase the land if the lessor wants to sell it.

●	The lessor may terminate at any time. However, if the termination is for any reason other than our failure to pay rent for more than three months, the lessor is required to pay a penalty to compensate us for the loss of revenue from the Project.

●	We may also terminate at time. We would not be subject to any penalty but would be required to remove the Project and repair any damage to the land.

●	Disputes would be resolved by arbitration in Rio de Janeiro under the rules of the Federation of Industries of the State of Sao Paulo (also known in Brazil as the Federação das Industrias do Estado de Sao Paulo).

Typical Construction Contract

The principal terms are as follows:

●	The contractor will provide all the services needed to design and build a Project on a turnkey basis, including:

●	Producing estimates of the potential electrical capacity;

●	Creating engineering drawings;

●	Supplying materials; and

●	Installing, assembling, and testing the equipment.

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●	For its services, the contractor will be entitled to a fixed fee.

●	The fixed fee will be paid in accordance with a schedule based on project milestones.

●	The contractor will (i) be responsible for payment of all taxes, charges, tax contributions, and social security contributions related to the services performed; and ensure that all of its personnel are duly registered, are performing services in accordance with Brazilian law, and are paid all wages, salary, labor, and social security charges for their work.

●	The contractor will provide us with certain warranties for its services and the equipment supplied.

●	The contractor must maintain certain specified insurance coverages.

●	The contractor is subject to various penalties for failure to perform.

●	Disputes would be resolved by arbitration by the Chamber of Business Arbitration in Brazil (also known in Brazil as the Camara de Mediacao e Arbitragem Empresarial – Brasil).

Typical Project Rental Contract

The principal terms are as follows:

●	The consortium or cooperative rents the Project for 25 years.

●	We are responsible for obtaining and maintaining any necessary authorizations or approvals for operating the Project.

●	We retain title to the Project.

●	The rent is a fixed monthly amount.

●	Should the customer default, the customer would be subject to a financial penalty based on the value of the contract and the amount of time left during the term, i.e., an amount that would make us whole.

●	Disputes would be resolved by arbitration in Rio de Janeiro under the rules of the Federation of Industries of the State of Sao Paulo (also known in Brazil as the Federação das Industrias do Estado de Sao Paulo).

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Typical Operations and Maintenance Contract

The principal terms are as follows:

●	We will provide all services required to maintain and operate the Project, including:

●	Inspect the solar array at last twice per year;

●	Inspect the inverter at least twice per year;

●	Make adjustments to the Project to maximize power generation;

●	Coordinate inspections and repairs with relevant authorities;

●	Provide reports identifying (i) power production at 15 minute intervals; (ii) actual power production versus estimated production; and (iii) losses from transformers and inverters;

●	Serve as a liaison with utilities, component manufacturers, and their respective agents;

●	Maintain minimum quantities of replacement materials in inventory;

●	Coordinate electrical system/component repairs with the customer’s electrician;

●	Make requested repairs within level of service expectations; and

●	Perform preventative maintenance as required.

●	All services will be performed in accordance with their respective owner/operator manuals, applicable manufacturer and vendor warranties and specification, prudent operating practices and applicable laws.

●	The initial term is the same as the Project Rental Contract, which can be extended by mutual agreement of the parties.

●	We will receive a variable monthly fee which, when combined with the revenue we receive under the Project Rental Contract, amounts to a payment for the electricity the Project generates.

●	For customers who, in the opinion of the Manger, represent a greater risk to make timely and rental payments, the customer will be obligated to provide a security deposit and/or a financial guarantee instrument, e.g., a letter of credit.

●	Disputes would be resolved by arbitration in Rio de Janeiro under the rules of the Federation of Industries of the State of Sao Paulo (also known in Brazil as the Federacao das Industrias do Estado de Sao Paulo).

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Typical Project Maintenance Contract

The principal terms are as follows:

●	The third-party contractor will provide all services required to operate and maintain the Project, including:

●	Providing all personnel, equipment, and materials required for the efficient operation of the Project;

●	Preparing all supporting documentation and information related to the use and operation of the Project;

●	Inspecting transmission lines and substations at least twice annually and preparing a report suggesting services and maintenance to be performed on the Project;

●	Preparing and implementing operation and maintenance instructions, guides, and procedures specific to the Project, including contingency plans as necessary;

●	Performing routine inspections of the Project to ensure compliance with manufacturer’s operation and maintenance standards;

●	Determining, and to the extent possible, performing or managing any additional services as necessary to remedy any actual or potential problems with the Project;

●	Registering the Project and all relevant equipment with the appropriate authorities; and

●	Managing the supply of all equipment inventory and spare parts.

●	All services will be performed in accordance with their respective owner/operator manuals, applicable manufacturer and vendor warranties and specification, prudent operating practices and applicable laws.

•	The contractor will regularly communicate with us concerning the Project, including:

●	When any work is being done on the Project, holding monthly meetings;

●	Providing monthly reports;

●	Providing daily bulletins on the operation of the Project;

●	Preparing monthly management; and

●	Providing a report on any technical work performed on a Project.

●	We will pay the third-party contractor a fixed monthly fee plus time and materials. The fixed monthly fee is subject to adjustment based on inflation.

●	The initial term of the contract is 60 months.

●	Disputes will be resolved in the courts of the Judicial District of Rio de State of Rio de Janeiro.

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SALE AND DISTRIBUTION OF SECURITIES

We are offering to sell up to $50,000,000 of Class A Investor Shares to the public.

The Offering will begin as soon as our Offering Statement is “qualified” by the SEC and will end on a date determined by the Company.

Only the Company is offering securities in this Offering. None of our existing officers, directors, or stockholders is offering or selling any securities.

We are not using an underwriter or broker to sell the Class A Investor Shares. We are selling Class A Investor Shares only through our website, located at www.EnergeaGlobal.com, which we refer to as the “Site.”

We are not paying commissions to anybody for selling the Class A Investor Shares.

We reserve the right to reject any subscription to purchase Class A Investor Shares in this Offering in whole or in part and for any reason (or no reason). If we reject your subscription, we will return all your money without interest or deduction.

After the Offering has been “qualified” by the Securities and Exchange Commission, we intend to advertise the Offering using the Site and through other means, including public advertisements and audio-visual materials, in each case only as we authorize. Although these materials will not contain information that conflicts with the information in this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Class A Investor Shares, our advertising materials will not give a complete understanding of this Offering, the Company, or the Class A Investor Shares and are not to be considered part of this Offering Circular. The Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in Class A Investor Shares.

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HOW TO INVEST

To buy Class A Investor Shares, go to the Site and follow the instructions. We will ask for certain information about you, including:

●	Your name and address

●	Your email address

●	Your social security number (for tax reporting purposes)

●	Whether you are an “accredited investor”

●	If you not an accredited investor, your income and net worth

We will also ask you to sign our Investment Agreement, a copy of which is attached as Exhibit 1A-4.

The minimum investment is $500. You will pay for your Class A Investor Shares using one of the options described on the Site.

The information you submit, including your signed Investment Agreement, is called your “subscription.” We will review your subscription and decide whether to accept it. We have the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason.

When you invest, we will review your subscription and decide whether to accept it. When and if we have confirmed that your subscription is complete and decided to accept your subscription, we will notify you. If we decide not to accept your subscription, we will return your money to you.

Once we have accepted your subscription, we will notify you by email and the investment process will be complete. We will also notify you by email if we do not accept your subscription, although we might not explain why.

We will not issue you a paper certificate representing your Class A Investor Shares.

Anyone can buy Class A Investor Shares. We do not intend to limit investment to people with a certain income level or net worth, although there are limits on how much non-accredited investors may invest in this Offering. For more information, please refer to “Limit On Amount a Non-Accredited Investor Can Invest” starting on page 30.

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USE OF PROCEEDS

We expect the Offering itself to cost about $100,000, including legal and accounting fees – principally the cost of preparing this Offering Circular, having the Offering “qualified” by the SEC, and filing notices with states where our investors live, as required by state law. Otherwise, all of the proceeds of the Offering, no matter how much we raise, will be used to acquire Projects.

We might acquire Projects using the Manager’s capital before we have raised enough capital from Investors. In that case we will replace the Manager’s capital with capital from Investors as soon as we raise it. To the extent the Manager or its affiliates invest capital, they will do so on the same terms as other Investors.

We are not paying commissions to underwriters, brokers, or anybody else for selling or distributing the Class A Investor Shares. Because we are not paying any commissions, more of your money can go to work for you. In some cases, retirement custodians, investment advisers, and other intermediaries will offer to invest on behalf of their clients. In such cases, the custodian, adviser or intermediary will be paid a fee from their client’s invested funds. In such cases, the client (rather than the Company) is paying those fees.

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SUMMARY OF LLC AGREEMENT AND AUTHORIZING RESOLUTION

The Company as a whole is governed by an agreement captioned “Limited Liability Company Agreement” dated April 29, 2020. We refer to this as the “LLC Agreement.”

The Class A Investor Shares being offered in this Offering were created when the Manager adopted a resolution pursuant to section 3.1 of the LLC Agreement. We refer to this as the “Authorizing Resolution.”

The following summarizes some of the key provisions of the LLC Agreement and the Authorizing Resolution. This summary is qualified in its entirety by the LLC Agreement itself, which is included as Exhibit 1A-2B, and by the Authorizing Resolution itself, which is included as Exhibit 1A-2C.

Formation and Ownership

The Company was formed in Delaware on January 13, 2020 pursuant to the Delaware Limited Liability Company Act.

Under the LLC Agreement, ownership interests in the Company are referred to as “Shares,” while the owners are referred to as “Members.”

Immediately before this Offering, the only owner of the Company was the Manager. Investors who buy Class A Investor Shares in the Offering will become owners, and the Company might admit other owners in the future.

Shares and Ownership

The interests in the Company are denominated by 501,000,000 “Shares,” consisting of 1,000,000 “Common Shares” and 500,000,000 “Investor Shares.” The Manager may further divide the 500,000,000 Investor Shares into one or more series, by adopting one or more authorizing resolutions. Anyone owning Investor Shares is referred to in the LLC Agreement as an “Investor Member.”

The Manager adopted the Authorizing Resolution to create the Class A Investor Shares. Any Investor who buys Class A Investor Shares in the Offering will be an “Investor Member” under the LLC Agreement.

All of the Common Shares of the Company are owned by the Manager. The Class A Investor Shares will be owned by Investors and are the subject of this Offering. By adopting other authorizing resolutions, the Manager may create, offer, and sell other series of Investor Shares in the future, which could have rights superior to the rights of the Class A Investor Shares.

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Management

The Manager has complete discretion over all aspects of the business conducted by the Company. For example, the Manager may (i) admit new members to the Company; (ii) enter into contracts on behalf of the Company; (iii) borrow money; (iv) acquire and dispose of assets; (v) determine the timing and amount of distributions to Members; (vi) create new classes of limited liability company interests; (vii) determine the information to be provided to the Members; (viii) grant liens and other encumbrances on the assets of the Company; (ix) and dissolve the Company.

Investors who purchase Class A Investor Shares will not have any right to vote on any issue other than certain amendments to the LLC Agreement, or to remove the Manager.

The Manager can be removed for “cause” under a procedure set forth in section ____ of the LLC Agreement.

The term “cause” includes:

●	An uncured breach of the LLC Agreement by the Manager; or

●	The bankruptcy of the Manager; or

●	Certain misconduct on the part of the Manager, if the individual responsible for the misconduct is not terminated.

A vote to remove the Manager for cause must be approved by Investor Members owning at least two-thirds of the outstanding Investor Shares. Whether “cause” exists would then be decided in arbitration proceedings conducted under the rules of the American Arbitration Association.

Exculpation and Indemnification of Manager

The LLC Agreement protects the Manager and its employees and affiliates from lawsuits brought by Investors. For example, it provides that the Manager will not be responsible to Investors for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of the Manager’s (i) willful misfeasance, (ii) bad faith, or (iii) gross negligence in the performance of, or reckless disregard of, its duties under the LLC Agreement. This limitation on the liability of the Manager and other parties is referred to as “exculpation.”

The LLC Agreement also requires the Company to indemnify (reimburse) the Manager, its affiliates, and certain other parties from losses, liabilities, and expenses they incur in performing their duties. For example, if a third party sues the Manager on a matter related to the Company’s business, the Company would be required to indemnify the Manager for any losses or expenses it incurs in connection with the lawsuit, including attorneys’ fees. However, this indemnification is not available where a court or other juridical or governmental body determines that the Manager or other person is not entitled to be exculpated under the standard described in the preceding paragraph.

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Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

The detailed rules for exculpation and indemnification are set forth in section 6.2 of the LLC Agreement.

Obligation to Contribute Capital

Once an Investor pays for his, her, or its Class A Investor Shares, he, she, or it will not be required to make any further contributions to the Company. However, if an Investor has wrongfully received a distribution he, she, or it might have to pay it back.

Personal Liability

No Investor will be personally liable for any of the debts or obligations of the Company.

Distributions

The manner in which the Company will distribute its available cash is described in “Securities Being Offered – Distributions” on page 24.

Transfers and First Right of Refusal

In general, Investors may freely transfer their Class A Investor Shares. However, if an Investor wants to sell Class A Investor Shares, the Investor must first offer the Class A Investor Shares to the Manager.

Death, Disability, Etc.

If an Investor who is a human being (as opposed to an Investor that is a legal entity) should die or become incapacitated, the Investor or his, her or its successors will continue to own the Investor’s Class A Investor Shares.

Fees to Manager and Affiliates

The Company will pay certain management fees and other fees to the Manager, as summarized in “Management Fees” on page 53.

Mandatory Redemption

The Manager may cause the Company to redeem (purchase) the Class A Investor Shares owned by an Investor in any of three circumstances (in effect kicking the Investor out of the deal) as described in “Securities Being Offering – Mandatory Redemptions” on page 28.

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“Drag-Along” Right

If the Manager wants to sell the business conducted by the Company, it may affect the transaction as a sale of the Project owned by the Company or as a sale of all the Shares in the Company. In the latter case, Investors will be required to sell their Class A Investor Shares as directed by the Manager, receiving the same amount they would have received had the transaction been structured as a sale of assets.

Electronic Delivery

All documents, including all tax-related documents, will be transmitted by the Company to Investors via electronic delivery.

Amendment

The Manager may amend the LLC Agreement unilaterally (that is, without the consent of anyone else) for a variety of purposes, including to:

●	Cure ambiguities or inconsistencies in the LLC Agreement;

●	Add to its own obligations or responsibilities;

●	Conform to this Offering Circular;

●	Comply with any law;

●	Ensure that the Company isn’t treated as an “investment company” within the meaning of the Investment Company Act of 1940;

●	Do anything else that could not reasonably be expected to have, an adverse effect on Investors.

An amendment that has, or could reasonably be expected to have, an adverse effect on Investors, requires the consent of the Manager and Investors holding a majority of the Class A Investor Shares.

An amendment that would require an Investor to make additional capital contributions or impose personal liability on an Investor requires the consent of the Manager and each affected Investor.

Information Rights

Within 120 days after the end of each fiscal year of the Company, we will provide Investors with (i) a statement showing in reasonable detail the computation of the distributions made by the Company, and (ii) audited financial statements of the Company.

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In addition, each year the Company will provide Investors with a detailed statement showing:

●	The fees paid to the Manager and its affiliates; and

●	Any transactions between the Company and the Manager or its affiliates.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

As a “tier 2” issuer under Regulation A, the Company will also be required to provide investors with additional information on an ongoing basis, including annual audited financial statements, annual reports filed on SEC Form 1-K, semiannual reports filed on SEC Form 1-SA, special financial reports filed on SEC Form 1-K, and current reports on SEC Form 1-U. If, however, our Class A Investor Shares are held “of record” by fewer than 300 persons, these reporting obligations could be terminated.

A Member’s right to see additional information or inspect the books and records of the Company is limited by the LLC Agreement.

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U.S. AND BRAZILIAN TAXES

The following summarizes the most significant Brazilian taxes that will be imposed on the SPEs and the Company, as well as the Federal income tax consequences of acquiring Class A Investor Shares. This summary is based on the current tax laws of Brazil, the current U.S. Internal Revenue Code (the “Code”), the current regulations issued by the Internal Revenue Service (“Regulations”), and current administrative rulings and court decisions, all as they exist today. All of these tax laws could change in the future.

This is only a summary, applicable to a generic Investor. Your personal situation could differ. We encourage you to consult with your own tax advisor before investing.

Brazilian Taxes

Brazilian Tax System Generally

Like the United States, taxes in Brazil are imposed at the federal, state, and local level.

The federal government will impose the following taxes on each SPE:

●	A corporate income tax equal to (i) 15% of the SPE’s taxable income, plus (ii) 10% of the SPE’s taxable income per month in excess of R$20,000.

●	A social contribution tax equal to 9% of the taxable income of the SPE.

●	A corporate sales tax equal to 1.65% of the SPE’s gross sales revenue.

●	A social security tax equal to 7.6% of the SPE’s gross sales revenue.

●	A tax on some purchased goods (like a sales tax) imposed at 10%.

The SPEs will be entitled to depreciation deductions with respect to certain equipment.

At the state level, each SPE will be subject to a tax on purchased goods (e.g., solar equipment). The ICMS rates vary by state but will typically be imposed at 18%.

At the local level, many municipalities impose a tax on revenues from services provided (e.g., the services an SPE will provide to the consortium or cooperative under a Project Operation and Maintenance Agreement). These taxes are typically imposed at a rate of 5%.

NOTE: Brazil does not impose a tax on the Company itself or on Investors, nor does it require SPEs to withhold any taxes from distributions to the Company investor (Company or Individual) for permanent investors.

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U.S. Federal Income Taxes

Classification as a Partnership

The Company will be treated as a partnership for federal income tax purposes. As a partnership, the Company will not itself be subject to federal income taxes. Instead, each Investor will be required to report on his, her, or its federal income tax return a distributive share of the Company’s income, gains, losses, deductions and credits for the taxable year, without regard to whether the Investor receives any distributions. Each Investor’s distributive share of such items will be determined in accordance with the LLC Agreement.

Each Investor will receive an IRS Schedule K-1 each year, showing the Investor’s distributive share of the Company’s income, gains, losses, deductions and credits. We will try to have K-1s to Investors no later than February 28th.

Taxation of Dividends

The income of the Company will consist primarily of dividends received from our SPEs. Because our SPEs will be foreign corporations, these dividends will be “non-qualified dividends” within the meaning of the Code and therefore subject to tax at ordinary income tax rates (“qualified dividends,” including dividends from most U.S. corporations, are subject to tax at preferential rates).

Foreign Tax Credit

Investors might be entitled to credits for taxes paid by the SPEs in Brazil.

Deduction of Losses

The Company is not expected to generate significant losses for federal income tax purposes. If it does generate losses, each Investor may deduct his, her, or its allocable share subject to the basis limitations of Code section 704(d), the “at risk” rules of Code section 465, and the “passive activity loss” rules of Code section 469. Unused losses generally may be carried forward indefinitely. The use of tax losses generated by the Company against other income may not provide a material benefit to Investors who do not have other taxable income from passive activities.

Limitation on Capital Losses

An Investor who is an individual may deduct only $3,000 of net capital losses every year (that is, capital losses that exceed capital gains). Net capital losses in excess of $3,000 per year may generally be carried forward indefinitely.

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Limitation on Investment Interest

Interest that is characterized as “investment interest” generally may be deducted only against investment income. Investment interests would include, for example, interest paid by an Investor on a loan that was incurred to purchase Class A Investor Shares and interest paid by the Company to finance investments, while investment income would include dividends and interest but would not generally include long term capital gain. Thus, it is possible that an Investor would not be entitled to deduct all of his or her investment interest. Any investment interest that could not be deducted may generally be carried forward indefinitely.

Allocations of Profits and Losses

The profits and losses of the Company will be allocated among all of the owners of the Company (including the Investors) pursuant to the rules set forth in the LLC Agreement. In general, the Company will seek to allocate such profits and losses in a manner that corresponds with the distributions each owner is entitled to receive, i.e., so that tax allocations follow cash distributions. Such allocations will be respected by the IRS if they have “substantial economic effect” within the meaning of Code section 704(b). If they do not, the IRS could re-allocate items of income and loss among the owners.

Sale or Exchange of Class A Investor Shares

In general, the sale of Class A Investor Shares by an Investor will be treated as a sale of a capital asset. The amount of gain from such a sale will generally be equal to the difference between the selling price and the Investor’s tax basis. Such gain will generally be eligible for favorable long-term capital gain treatment if the Class A Investor Shares were held for at least 12 months. However, to the extent any of the sale proceeds are attributable to substantially appreciated inventory items or unrealized receivables, as defined in Code section 751, the Investor will recognize ordinary income.

A gift of Class A Investor Shares will be taxable if the donor-owner’s share of the Company’s debt is greater than his or her adjusted basis in the gifted interest. The gift could also give rise to federal gift tax liability. If the gift is made as a charitable contribution, the donor-owner is likely to realize gain greater than would be realized with respect to a non-charitable gift, since in general the owner will not be able to offset the entire amount of his adjusted basis in the donated Class A Investor Shares against the amount considered to be realized as a result of the gift (i.e., the debt of the Company).

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Transfer of Class A Investor Shares by reason of death would not in general be a taxable event, although it is possible that the IRS would treat such a transfer as taxable where the decedent-owner’s share of debt exceeds the pre-death basis of his interest. The decedent-owner’s transferee will take a basis in the Class A Investor Shares equal to its fair market value at death (or, in certain circumstances, on the date six (6) months after death), increased by the transferee’s share of debt. For this purpose, the fair market value will not include the decedent’s share of taxable income to the extent attributable to the pre-death portion of the taxable year.

Treatment of Distributions

Upon the receipt of any distribution of cash or other property, including a distribution in liquidation of the Company, an Investor generally will recognize income only to the extent that the amount of cash and marketable securities he, she, or it receives exceed the basis of his, her, or its Class A Investor Shares. Any such gain generally will be considered as gain from the sale of Class A Investor Shares.

Alternative Minimum Tax

The Code imposes an alternative minimum tax on individuals and corporations. Certain items of the Company’s income and loss may be required to be taken into account in determining the alternative minimum tax liability of Investors.

Taxable Year

The Company will report its income and losses using the calendar year. In general, each Investor will report his, her, or its share of the Company’s income and losses for the taxable year of such Investor that includes December 31st, i.e., the calendar year for individuals and other owners using the calendar year.

Section 754 Election

The Company may, but is not required to, make an election under Code section 754 on the sale of Class A Investor Shares or the death of an Investor. The result of such an election is to increase or decrease the tax basis of the assets of the Company for purposes of allocations made to the buyer or beneficiary which would, in turn, affect depreciation deductions and gain or loss on sale, among other items.

Tax Returns and Information; Audits; Penalties; Interest

The Company will furnish each Investor with the information needed to be included in his federal income tax returns. Each Investor is personally responsible for preparing and filing all personal tax returns that may be required as a result of his purchase of Class A Investor Shares. The tax returns of the Company will be prepared by accountants selected by the Company.

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If the tax returns of the Company are audited, it is possible that substantial legal and accounting fees will have to be paid to substantiate our position and such fees would reduce the cash otherwise distributable to Investors. Such an audit may also result in adjustments to our tax returns, which adjustments, in turn, would require an adjustment to each Investor’s personal tax returns. An audit of our tax returns may also result in an audit of non-Company items on each Investor’s personal tax returns, which in turn could result in adjustments to such items. The Company is not obligated to contest adjustments proposed by the IRS.

Each Investor must either report Company items on his tax return consistent with the treatment on the information return of the Company or file a statement with his tax return identifying and explaining the inconsistency. Otherwise the IRS may treat such inconsistency as a computational error and re-compute and assess the tax without the usual procedural protections applicable to federal income tax deficiency proceedings.

The Code imposes interest and a variety of potential penalties on underpayments of tax.

Other U.S. Tax Consequences

The foregoing discussion addresses only selected issues involving Federal income taxes and does not address the impact of other taxes on an investment in the Company, including federal estate, gift, or generation-skipping taxes, or State and local income or inheritance taxes. Prospective Investors should consult their own tax advisors with respect to such matters.

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MANAGEMENT DISCUSSION

Operating Results

The Company was organized under the Delaware Limited Liability Company Act on January 13, 2020. As of the date of this Offering Circular, we have not yet begun operations other than those associated with general start-up and organizational matters. As of the date of this Offering Circular, we have no revenues.

The Company is obligated to reimburse the Manager for expenses the Manager incurs in connection with the Offering, before the Offering Circular is qualified by the SEC. We currently estimate that those expenses will be approximately $100,000.

We intend to use the proceeds of this Offering to build, acquire, and operate Projects.

Apart from our efforts to raise money from the sale of Class A Investor Shares in this Offering, we are not aware of any trends or any demands, commitments, events, or uncertainties that will result in or that are reasonably likely to result in the our liquidity increasing or decreasing in any material way.

Liquidity and Capital Resources

The Company has no immediately available sources of liquidity other than the proceeds of the Offering. At the same time, the Company currently has no capital commitments. The Company intends to make capital commitments only if it raises sufficient funds in the Offering.

Trends

The Company is not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our net sales or revenues, income from continuing operations, profitability, liquidity, or capital resources.

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OUR MANAGEMENT TEAM

Names, Ages, Etc. *

Name	Position	Age	Term of Office	Approximate Hours Per Week If Not Full Time
Directors
Mike Silvestrini	Director	40	One year, subject to re-appointment	N/A
Chris Sattler	Director	40	One year, subject to re-appointment	N/A
Executive Officers
Mike Silvestrini	Co-CEO	40	Indefinite	Full Time
Chris Sattler	Co-CEO	40	Indefinite	Full Time
Significant Employees
Antonio Pires	VP of EPC, Brazil	60	At will	Full Time
Gray Reinhard	CTO	36	At will	Full Time

*The Company itself has no officers or employees. The individuals listed above the Directors, Executive Officers, and Significant Employees of Energea Global LLC, the Manager of the Company.

Family Relationships

There are no family relationships among the Executive Officers and significant employees of the Company.

Ownership of Related Entities

Energea Global, the Manager of the Company, is owned by Mike Silvestrini and Chris Sattler.

Energea Brazil, our affiliated Development Company in Brazil, is owned by Energea Global.

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Business Experience

Mike Silvestrini

Mike co-founded Greenskies Renewable Energy, LLC (“Greenskies”) with a $35,000 family loan in 2008 and sold the company for more than $165 million enterprise value in 2017. Mike was directly responsible for closing over $500 million of project finance, building and owning over 400 solar projects ranging from 200kW to 5MW, creating industry-leading operations asset management departments and expanding the company’s footprint across 23 states from California to South Carolina. Greenskies was ranked #1 by market share for commercial and industrial solar developers by Greentech Media, with customers including Wal-Mart, Sam’s Club, Amazon, AT&T, Target and several of the largest electric utilities in the United States. It was also named one of the Best Places to Work by the Hartford Courant in 2016.

Mike was named “40 Under 40” by the Hartford Business Journal in 2012, and again by Connecticut Magazine in 2016. In 2017, he was named Entrepreneur of the Year by Junior Achievement. He was a national merit scholar at Boston University and was a Peace Corps volunteer in Mali, West Africa. He also serves on the Board of Directors of Big Life Foundation, a wildlife conservation and security group based in Kenya.

Mike lives in Connecticut with his wife and two children.

Chris Sattler

Chris is an experienced energy executive with a track record of startup success. He has founded over 10 companies with the majority in the retail energy industry. Previous positions include Vice President at Clean Energy Collective, President of Plant.Smart Energy Solutions, and Co-Founder and COO at North American Power.

As COO of North American Power, Chris led the company into 35+ utility markets throughout the United States, with over 1,000,000 residential and small commercial customers. In 2017 the company was sold to Calpine, the largest independent power producer in North America, for $115 million. At the time of sale, North American Power had annual gross sales in excess of $850 million.

Chris studied at the University of Connecticut, School of Business, and received a Bachelor’s degree in Real Estate and Urban Economics. He is also a Harvard Business School Alumni through the Program for Leadership Development. He lives in Rio De Janeiro.

Antonio Peres

Antonio Pires is a senior executive with more than 30 years of experience in the energy sector. During this period, he directly managed the implantation of more than 2GW of power projects, ranging from thermoelectric, cogeneration and hydropower.

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In addition to his experience implementing large energy projects, he participated in the startup of the Igarapava Hydroelectric Consortium, being the first consortium of power generation in the country, and of which he was a member of the administrative council. He was also involved in the privatization process of Companhia Vale do Rio Doce, Companhia Estadual de Gas do Rio de Janeiro.

Throughout his professional life Antonio has worked with large national and multinational companies including CSN, El Paso Brasil, Thyssen Krop CSA and SNC Lavalin. In the case of El Paso and CSA, he was involved from the start of operations.

Antonio is a professional who always seeks new skills and is and ready for a challenge. He has a degree in mechanical engineering with a master’s degree in Energy Planning, and an MBA in Business Management and Project Management, as well as LLM in Business Law.

Gray Reinhard

Gray is an experienced software engineer specializing in business intelligence tools across multiple industries. Early in Gray’s career, he worked primarily in E-Commerce where he built and supported sites for over 20 brands including several fortune 500 companies. From there, Gray moved into renewable energy where he developed the project management software for the country’s largest commercial solar installer. This custom platform managed everything from sales and financing to the construction, maintenance, and performance monitoring of over 400 solar projects.

Most recently, Gray served as CTO for real estate technology company Dwell Optimal which leverages technology to reinvent the corporate travel experience. Gray studied at Princeton University and currently splits his time between Greenpoint, Brooklyn and his cabin in the Catskills.

Legal Proceedings

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

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COMPENSATION OF MANAGEMENT

Overview

The people who run the Company make money from the Company in (only) three ways:

●	They receive fees

●	They invest alongside Investors and receive the same distributions as Investors

●	They receive the Promoted Interest

All three forms of compensation are discussed below.

The Company itself does not have any employees or payroll. For example, Mike Silvestrini, the Chief Executive Officer of the Manager, does not receive any salary, bonuses, or other compensation directly from the Company. Instead, all of his compensation is paid from the fees paid to the Manager and from the Promoted Interest. The same is true for all of the other executive officers and employees.

Fees

Type of Fee	Description
Reimbursement

The Company must reimburse the Manager for expenses the Manager incurs in connection with the Offering before the Offering Circular is qualified by the Securities and Exchange Commission.

Estimate: We currently estimate that those expenses will be approximately $100,000.

Asset Management

The Manager will charge the Company a monthly asset management fee equal to 0.167% of the aggregate capital that has been invested in Projects that have begun to generate distributions.

Estimate: The amount of the asset management fee will depend on (i) how much capital is raised in the Offering, and (ii) the value of our Projects. If we acquire the first two Projects solely with equity (i.e., without borrowing) and they begin to generate distributions, the asset management fee would be approximately $10,000 per month.

Developer

The Manager might originate and develop Projects that are acquired by the Company. If so, the Manager shall be entitled to compensation that is no greater than $.05 per watt.

Estimate: The amount of the developer fee will depend on the number of Projects the Manager develops for the Company and their cost. We cannot make a reasonable estimate at this time.

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Co-Investment

The Manager (and possibly its affiliates) might purchase Class A Investor Shares. If so, they will be entitled to the same distributions as other Investors.

Promoted Interest

As described in “Securities Being Offered – Distributions” on page 24, the Manager is entitled to receive certain distributions from the Company that we refer to as the Manager’s “Promoted Interest.” How much money the Manager ultimately receives as a Promoted Interest depends on several factors, including:

●	The total returns the Company is able to achieve;

●	When those returns are achieved;

●	When the Company distributes money to Investors; and

●	The amount of expenses the Company incurs.

Report to Investors

No less than once per year, the Company will provide Investors with a detailed statement showing:

●	The fees paid to the Manager and its affiliates; and

●	Any transactions between the Company and the Manager or its affiliates.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

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Method of Accounting

The compensation described in this section was calculated using the accrual method of accounting.

Stages of Development

The stages of the Company’s organization, development, and operation, and the compensation paid by the Company to the Manager and its affiliates during each stage, are as follows:

Stage of Company	Compensation

Organization of Company	● Reimbursement of Expenses

Acquisition of Projects	● Asset Management Fee
● Developer Fee

Operation of Projects	● Asset Management Fee
● Promoted Interest

Sale of Projects	● Asset Management Fee
● Promoted Interest

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTION

As of the date of this Offering Circular, we anticipate that the Company will enter into transactions with related parties in two circumstances:

●	Energea Brazil: The Company might find Projects through its affiliate, Energea Brazil, and enter into business arrangements with Energea Brazil with respect to those Projects of the same nature it would enter into with unrelated Development Companies.

●	Lease of Land: The Company might lease the land for a Project from a related entity, because the Company itself is not allowed to own land in Brazil.

The Company might enter into other transactions with related parties. If so, any compensation paid by the Company to the related party shall be (i) fair to the Company, and (ii) consistent with the transaction that would be paid to an unrelated party.

By “related party” we mean:

●	The Manager;

●	Any Director, Executive Officer, or Significant Employee of the Company or the Manager;

●	Any person who has been nominated as a Director of the Company or the Manager;

●	Any person who owns more than 10% of the voting power of the Company or the Manager; and

●	An immediate family member of any of the foregoing.

Page | 56

APPENDICES

Appendix 1-A -- Iguatama Project Summary

Energea Iguatama S.A.

Iguatama, MG

30th of April, 2020
NTP Draft

2.25 MW (AC) Solar

Developed by Energea Geração Distribuída De Energia Do Brasil Ltda

Project Summary

The project is a 2.25 MW (AC) solar project connected to the grid in Minas Gerais. This solar plant is being rented to a consortium which allows small businesses (“subscribers”) to band together to enjoy the economic and environmental benefits of renewable energy. Energea partnered with the Engecad Energia who is responsible for ensuring that the consortium is fully subscribed. The 25-year rental contract with the consortium allows subscribers to opt into and out of the program without penalty. Energea may remove any defaulting subscriber and replace them with a subscriber in queue.

Project Details

Project Single Purpose Entity	Energea Iguatama S.A.
Project Owner	Energea Portfolio 2 LLC
Energy Customer	Consórcio de Geração Compartilhada de Energia Elétrica Energea
Project Developer/Consortium Manager	Fazenda do Sol Energias Renováveis LTDA and Energea Geração Distribuída De Energia Do Brasil Ltda
State	Minas Gerais
City	Iguatama
Coordinates	20°08’50.4” S 45°43’59.3” W
Land Status	Leased
Utility	CEMIG
Project Status	Notice to Proceed

System Details

Technology	Solar + Tracker
System Size kW (AC)	2,250
Est. Year 1 Production (MWh)	4,932
Notice to Proceed Date	31st of July, 2020
Anticipated Commercial Operations Date	31st of December, 2020

1-A-1

Contract Details

Initial Contract Term (Years)	25
Useful Equipment Life (Years)	25
Contract Type	Rental + O&M – Fixed 15% discount off subscriber’s electric rate
Construction Deadline	NA
Rental Contract Price (per kWh)	R$ 0.7529 (variable)
Customer’s Tariff	B3 consumer tariff (variable)
Estimated Customer Savings	15%
Early Termination Penalty	NA

Financial Details

Purchase Price (USD)	$2,296,888
Purchase Price (R$)	R$12,173,504
Estimated Debt (R$)	NA
Estimated Equity (R$)	R$12,173,504
Projected Unlevered IRR (USD)	19.0%

Disclaimer

All major Energea contracts contain language ensuring that the following standards are upheld by all our partners.

Anti-Corruption

All operators and contractors must follow the rules for prevention of corruption as outlined in Brazilian law, particularly Law No. 8,429/1992 and Law No. 12,846/2013.

Any person or entity doing business with Energea agrees not to give or offer anything of value for the sake of gaining undue benefits. All people and parties will refrain from any and all fraudulent activity and use all efforts to ensure compliance.

Environmental

All operators and contractors are required to follow best industry practices both in Brazil and internationally with diligent and prudent adherence to common standards of environmental preservation.

Human Rights

All national and international human rights laws will be followed with mandatory monitoring to ensure compliance.

1-A-2

Permits & Interconnection

Permits

The project has received an environmental permit required to perform the installation of the project (“LI”).

Interconnection

The achieved Notice to Proceed status on the __st of ___, 2020 and is expected to be operational by the 31st of December, 2020. It has received its Parecer de Acesso, or permission to interconnect, from CEMIG, the interconnecting utility.

Site Control

Site Summary

Energea Iguatama S.A. acquired the lease to the site at project acquisition. The agreement was originally negotiated by Engecad Energia and its rights and responsibilities have been transferred to Energea Iguatama S.A.

The project is sited on a parcel of land rented from Hamilton Aparecido Garcia, the owner of a 90.5-hectare rural property in Iguatama, MG.

The project is sited on flat and open land with a high level of solar irradiation.

The site abuts a road which allows for easy access. The site is close to a local substation which suggests favorable electrical infrastructure for connection of the project to the grid. The project is expected to have a footprint of no more than five hectares.

Lease Agreement

Parties

Fazenda Do Sol Energias Renováveis LTDA. (Engecad Energia)

Hamilton Aparecido Garcia

Purpose

Engecad Energia is leasing five hectares in order to build a solar photovoltaic power plant, produce renewable energy, and provide energy credits to its customers.

Term

The lease term is for 30 years after which Engecad Energia will have the preference to renew the agreement or to return the land to the owner.

Price

The project will make a total monthly payment of R$3,500. The rental payment will be adjusted annually in accordance with the Extended National Consumer Price Index (IPCA).

Penalties

Delayed payments are subject to a 10% fine and 1% interest per month delayed.

1-A-3

Property Taxes

The project is responsible for paying all property taxes and fees for water, power, sewage or any other services or utilities.

Termination Penalties

Lessee:	If the project is delayed more than 90 days, the contract will be terminated and Engecad Energia is responsible for paying all attorney fees and procedural costs.

Design

Design Summary

The Iguatama solar project is located on a large, flat site allowing for a tracker-based system which will greatly increase the expected captured irradiance.

The land is wide open with zero shading from trees or structures nearby. As such, the entire face of the array will be operational throughout the day.

The project will employ 6,720 Longi Solar LR4-72HBD-440M modules arranged in 240 parallel strings of 28 modules each. 10 Sungrow SG 250HX inverters will be used for power conversion. The system will also use trackers manufactured by STI Norland.

Longi Solar and Sungrow are highly regarded manufacturers. The industry standard PVSyst software was used to optimize equipment selection and ensure peak production with minimal losses.

Expected useful life of the project and equipment is 25 years.

Key Assumptions

System Type:	Tracking System
Rotation Limits:	-60° to 60°
Axis Azimuth:	3°
PV Modules:	LR4-72HBD-440M
Inverters:	Sungrow SG250HX
Array Global Power:	2957 kWp
Module Area:	14606 m2
Modules:	6720 modules
Module Size:	440 Wp

Loss Factors

Soiling Losses:	3.0%
Wiring Ohmic Loss:	1.5%
Light Induced Degradation:	2.0%
Modulate Quality Loss:	0.3%
Module Mismatch Loss:	1.0%
Strings Mismatch Loss:	0.1%
Module Average Degradation:	0.4%
Transformer Losses:	1.7%
System Unavailability:	0.7%

1-A-4

Customer

Customer Summary

Consórcio de Geração Compartilhada de Energia Elétrica Energea is a consortium entity set up to provide electric power via distributed generation to customers of CEMIG who are residents of the state of Minas Gerais.

The plant has been marketed and fully-subscribed by Engecad who is responsible for ensuring that all subscribers of energy from the plant have agreed to the terms and conditions of the Adhesion Agreement. In exchange for originating the customers and the project site, Engecad will receive 10% equity interest in the Single Purpose Entity, Energea Iguatama S.A., which owns the project and a fee.

Rental Contract Summary

Parties

Consórcio de Geração Compartilhada de Energia Elétrica Energea (“Lessee”)

Energea Iguatama S.A. (“Lessor”)

Purpose

The Lessee is renting this solar power plant (Iguatama) to provide renewable energy to its members in the form of energy credits.

Term

The initial term for the project is for a period of 25 years beginning in the first month the Lessee receives energy credits from energy production of the power plant.

The term may be extended by execution of a contract amendment at least thirty days prior to the expiration of the Initial Term.

1-A-5

Payments

The Lessee will pay the Lessor R$270,000 per month. The price will be adjusted annually to account for inflation in accordance with the Extended National Consumer Price Index (IPCA).

Delayed payments are subject to a 2% fine and 1% interest per month delayed.

Termination

The Lessor may terminate the contract without penalty if unable to find a suitable subcontractor, secure financing, or obtain any required authorizations or licenses needed to operate the power plant.

Operations & Maintenance Contract Summary

Parties

Consórcio de Geração Compartilhada de Energia Elétrica Energea

Energea Iguatama S.A.

Purpose

This agreement ensures adequate power will be generated by the plant to provide for consumption by the customer. Compensation will be provided to the generator if the plant overperforms and remuneration to the customer if production falls below a guaranteed level.

Term

The initial term for the contract is for a period of 25 years.

Price

The total effective price is R$0.7529 per kWh of electricity.

The price will be calculated according to the following formula and will ensure the customer receives a 15% discount from the current rate:

[[TUSD and TE B3 rate * 85%] * the total production] – the rental amount paid – the green A4 TUSD rate (in R$/kW)

If the total kWh generated multiplied by this effective rate exceeds the sum of the monthly rent and demand charge, the customer will pay the difference. If the lease and demand charge exceed the kWh multiplied by the rate, the customer will instead receive a credit toward future payments.

Subscriber Adhesion Agreement Summary

Parties

Consórcio de Geração Compartilhada de Energia Elétrica Energea

(Subscriber)

Purpose

To participate in the distributed energy generation program being offered by Energea through its consortium in order to receive discounted energy for energy consumption at the Subscriber’s commercial property.

1-A-6

Projects

The Consortium will have several distributed generation projects and the Subscriber will be assigned to one of these projects upon enrollment. The subscriber will receive energy credits when the project to which they are assigned produces electricity.

Updates

The Cooperative will send periodic updates concerning the progress and status of the project once the project reaches commercial operations.

Engineering, Procurement, and Construction

EPC Summary

Energea has designed a proprietary EPC contract to be used for all projects ensuring that construction progress and payments are properly aligned and requires contractors to meet a schedule and cost expectations or risk losing profit.

The contract establishes payment terms that make sense based on Energea’s extensive experience with the realities of project management.

The contract provides industry-leading control over the agreement’s costs, schedule, and terms.

EPC Contract

Parties

Energea Iguatama S.A.

Prosys Engenharia

Purpose

The Contractor will construct a solar power plant with a name-plate capacity of 2.873 MW DC connected to the grid in the state of Minas Gerais.

Price

Energea will pay a fixed price of R$10,523,414 disbursed according to the agreed upon EPC Milestones & Payments Schedule.

Payments

Payments will only be considered due upon submission of a progress report and invoice from the Contractor to Energea. Payments are subject to a 5% retention to be released upon final acceptance of the project’s completion by Energea.

Effectiveness and Term

The agreement shall begin on the execution date and remain in effect until all the Contractor’s obligations are completed.

The Contractor will only begin work upon receipt of a Notice to Proceed from Energea.

1-A-7

Supervision

Energea may inspect the work of the Contractor at any time. The Contractor is responsible for providing evidence to show compliance with this agreement.

Warranties

The Contractor will warranty its services and those of its sub-contractors for 48 months beginning at Provisional Acceptance of the project by Energea.

The length of the warranty will either be as determined by the manufacturer or ten years for inverters, 20 years for trackers, and 25 years for modules, whichever is longer.

Insurance

For the duration of the agreement, the Contractor will have valid Builder’s All Risks, Labor Liability, Comprehensive General Liability (in the amount of R$5,000,000), Automobile Liability (in the amount of R$300,000) insurance coverages.

Contractor will also hold Transportation Insurance, Environmental Liability Insurance (in the amount of R$1,000,000), as well as any other insurance required by law.

Termination

The agreement may be terminated by written agreement between the parties, by Energea if the Contractor fails to comply with the terms or modifies its corporate structure, or by the Contractor if Energea fails to pay an undisputed invoice.

Penalties

For any breach of this agreement, the Contractor will pay Energea a penalty of R$5,000 per day for the duration of the breach. If the breach cannot be remedied, the total penalty will be R$20,000 per breach.

If any person working at the project is caused to suffer permanent harm due to the Contractor’s actions, the Contractor will pay Energea a penalty of 15% of the total contract price.

In the event of delay, the Contractor will pay a penalty equal to 0.1% of the total contract price per day delayed. If the delay affects Energea’s ability to certify mechanical completion or provisional acceptance, the penalty will be one percent of the total contract price per day delayed.

If the project does not achieve or maintain the performance guaranteed in the agreement, the Contractor will pay a penalty equal to the price of the MWh deficit as purchased by Energea on the energy spot market.

EPC Schedule

1-A-8

EPC Milestones & Payments

Asset Management

Operations & Maintenance Agreement

Parties

Energea Iguatama S.A.

Brasil Energia Inteligente LTDA (“BEI”)

Performance

The Contractor guarantees that as a result of its services the solar power plant will meet the minimum monthly generation defined in the agreement for the term of the contract.

Payments

The Contractor will receive monthly payments in return for its services. These payments will be updated annually in accordance with the Extended National Consumer Price Index (IPCA).

Termination Penalties

If the agreement is terminated due to the fault of one party, that party will pay a penalty of ten percent of the total contract value or the value of the contract as of the moment of termination, whichever is greater.

Warranties

Equipment

The Contractor bears responsibility for ensuring all equipment is properly functioning and will remedy any issues that arise as notified by Energea.

All warranties assume use of materials and components under normal conditions and excluding damage caused by accidents, misuse, or force majeure.

Generation

The factory warranty guarantees an 80% performance standard for 20 years. This includes a power loss of three percent in the first year and seven tenths of a percent degradation over the next 25 years.

1-A-9

Defects

The warranty on inverters and panels for defects in manufacturing will be for ten years total. An initial five-year term and a five-year extension.

Other

The structural function of the system is guaranteed for 25 years. Engineering errors are subject to a 24-month error correction guarantee.

Consumer Unit Management Agreement

Term

The term of the contract will be for one year and will renew automatically unless written notification is provided.

Penalties

The penalty for a breach by either party will be ten percent of the total value of the contract.

Price

The monthly price for the value of the contract will be deter- mined by the number of consumer units managed according to the following table:

Insurance (Operations)

General Liability and Property Insurance will be put in place by the project prior to acquisition. All insurance will be reviewed and approved by an independent consultant prior to project acquisition.

1-A-10

Appendix 1-B -- Iguatama Financial Memo

Energea Iguatama S.A.

Financial Memo

Iguatama, MG

30th of April, 2020
NTP Draft

2.25 MW (AC) Solar

Developed by Energea Global LLC

Key Assumptions

General Info

Entity Name	Energea Iguatama S.A.
Project Location	Iguatama, MG
Installed Capacity (AC)	2,250 kW

The Iguatama solar power plant is located in Iguatama, Minas Gerais with an anticipated capacity of 2.25 MW (AC). The location and size of the power plant are utilized during the design phase and are taken into account when estimating the annual power generation of the facility.

Schedule

Development Start Date	30th-Oct-2019
Notice to Proceed Date	31st-Jul-2020
Commercial Operations Date	31st-Dec-2020
Retirement Date	31st-Dec-2045

The Development Start Date for the project reflects when Energea began any work or expenditures related to the project.

The Notice to Proceed Date reflects when the plant is eligible for interconnection to the local grid.

The Commercial Operations Date reflects when the project begins charging the customer according to the Rental and O&M Agreements.

The Retirement Date reflects the projected end of the useful life of the plant.

Third Parties

Parent Company	Energea Portfolio 2 LLC
Offtaker	Consórcio de Geração Compartilhada de Energia Elétrica Energea
EPC Contractor	Prosys Engenharia

1-B-1

The Iguatama solar project is owned by Energea Portfolio 2 LLC. The energy customer for the project, also known as the offtaker, is Consórcio de Geração Compartilhada de Energia Elétrica Energea, a consortium set up in partnership with Engecad. The expected EPC Contractor for the project is Prosys Engenharia.

Uses of Capital and Project Economics

Project Acquisition Costs ($USD)	$116,604
Project Hard Costs ($USD)	$1,985,550
Project Soft Costs ($USD)	$194,621
Total Capital Expenditures ($USD)	$2,296,774
Debt ($USD)	0
Equity ($USD)	$2,296,888
Project Payback Period	5.9
Project IRR ($USD)	19.0%

The total for expected Capital Expenditures for the project is $2,296,888 (USD) and is split between hard costs directly related to construction of the project and soft costs covering all other expenses needed for development of the project.

There is a slight difference between the total equity value of the project and the total Capital Expenditures which reflects all other expenses paid for with contributions from the project.

With the current assumption set, the financial model shows a project payback period of 5.9 years and an IRR of 19.0%.

Revenue Contract

Contract Type	Rental
Contract Term	25 years
Fixed Monthly Rental Payment ($BRL)	R$270,000
Target Fixed Rate ($BRL / kWh)	$0.7529
Rental Contract Inflation Index	IPCA
Rental Contract Readjustment Month	July
O&M Contract Inflation Index	IPCA
O&M Contract Readjustment Month	July
Demand Charge Price ($BRL per kW)	$19.66
Demand Charge Readjustment Month	May
Demand Charge Inflation Index	IPCA

1-B-2

The revenue contracts for this project are split between a fixed price equipment rental contract for the power plant and an Operations and Maintenance agreement with a performance guarantee.

The targeted total fixed rate for the project at the Commercial Operations date is $0.7529/kWh.

All contracts will be updated annually to account for inflation according to the Extended National Consumer Price Index (IPCA) which is the reference for the Brazilian inflation-targeting system published by the Central Bank of Brazil.

The demand charge is a payment made to the utility company for access to the grid. It is calculated at a price of $19.66 Brazilian Reals per kW (AC) based on the project’s system size. It is updated annually for inflation by the utility company.

Operating Expenses

Expense	Unit (Monthly)	Price	Inflation	Readjusted	Start Date
O&M	$BRL / kW	$4.00	IPCA	January	01-Jan-2021
Land or Roof Rental	$BRL	$3,500.00	IPCA	January	01-Jan-2021
Insurance – GL & Property	$BRL	$2390.56	IPCA	January	01-Jan-2021
Management Software	$BRL	$5,000.00	IPCA	January	01-Jan-2021
Misc Fees	$BRL	$2,000.00	IPCA	January	01-Jan-2021
Banking Fees	$BRL	$100.00	IPCA	July	31-Jul-2020
Security	$BRL	$8,000.00	IPCA	January	01-Jan-2021
Postage and Courier Services	$BRL	$100.00	IPCA	January	01-Jan-2021
Technical Services Reserve	$BRL	$4,000.00	IPCA	January	01-Jan-2021
Travel	$BRL	$500.00	IPCA	January	01-Jan-2021
Utilities	$BRL	$500.00	IPCA	January	01-Jan-2021

Expense

This field displays the name of the expense being calculated.

Unit (Monthly)

This field lists the unit that corresponds to the expense price. Most expenses are charged in Brazilian Reals (BRL) but some are charged per kilowatt in which case the price is multiplied by the total system size in kilowatts. All expenses are charged on a monthly basis.

Price

This is the total monthly price and corresponds to the proceeding unit.

Inflation

This field is the inflation index that is used to adjust the price annually. All expenses here are tied to the IPCA index as published by the Central Bank of Brazil.

1-B-3

Readjusted

This field displays the month in which the price will be adjusted to account for inflation. In most cases, the inflation readjustment month corresponds to the month of the start date for the expense when the contract was signed.

Start Date

This field shows the date the expense begins to be charged to the project.

Taxes on Demand Charge

PIS / COFINS Tax Rate	4.06%
Power Circulation Tax (ICMS)	25.00%

The PIS / COFINS is a federal tax in Brazil and the ICMS is a state level tax. The ICMS tax rate is set by the rate the energy customer pays. The demand charge is increased by these percentages to calculate the total payment owed by the project. This payment made directly to the utility for generating energy and using the grid.

Taxes on Revenue

PIS / COFINS on Presumed Profit	3.65%
PIS / COFINS on Real Profit	9.25%
Services Tax – Municipal (ISS)	5.00%
Power Circulation Tax (ICMS)	25.00%

The project can elect between either a Presumed Profit or Real Profit tax basis each year in January. Each year the model calculates the more profitable basis tax rate for PIS / COFINS and changes accordingly.

The ISS is a municipal tax and is only paid on services such as Operations and Maintenance. The ICMS is a tax on revenue paid to the state.

All income taxes are charged in the same manner regardless of election between Real or Presumed Profit tax basis.

Taxes on Profit

Social Contribution Tax (CSLL)	9.00%
Income Tax (IRPJ)	15.00%
Additional Income Tax (IRPJ)	10.00%
Additional Income Tax Threshold ($BRL)	240,000
Net Operating Loss Write-Off Limit	30% Annually

The CSLL is a fixed rate paid on taxable income to the federal government in Brazil. The IRPJ is charged at 15% for all taxable income. There is an additional tax of 10% on all income that exceeds the additional income tax threshold.

1-B-4

A maximum of 30% of the total taxes owed by the project can be written off with Accumulated Net Operating Losses.

Presumed Profit

Presumed Profit on Revenue	32.00%

This rate is multiplied by the project’s revenue in order to determine taxable income for the Presumed Profit basis.

Depreciation

Project Hard Cost Depreciable Life	25 years
Overall Equipment Depreciation	10.00%
Construction Related Depreciation	4.00%
Land Depreciation	0.00%

The eligible depreciable costs are accounted for linearly over the depreciable life of the project. All equipment depreciates at a rate of 10% annually. All construction related costs depreciate at a rate of 4% annually. There is no depreciation accounted for with land assets.

1-B-5

CASH FLOWS

Date			12/31/2019	12/31/2020	12/31/2021	12/31/2022	12/31/2023	12/31/2024	12/31/2025	12/31/2026	12/31/2027
Year			2019	2020	2021	2022	2023	2024	2025	2026	2027
Quarter			4	4	4	4	4	4	4	4	4

Brazilian REAL/U.S. Dollar Exchange Rate			4.03	5.30	5.30	5.30	5.30	5.30	5.30	5.30	5.30

Energea Iguatama S.A.

Proforma

Rental Revenue	$BRL	(+)	$-	$-	$3,024,000	$3,425,760	$3,562,790	$3,705,302	$3,853,514	$4,007,655	$4,167,961
O&M Revenue	$BRL	(+)	$-	$-	$(77,219)	$(114,148)	$(138,943)	$(152,063)	$(193,715)	$(223,881)	$(256,034)
Gross Revenues	$BRL		$-	$-	$2,946,781	$3,311,612	$3,423,847	$3,553,239	$3,659,799	$3,783,774	$3,911,927

Brazilian Sales Taxes	$BRL	(-)	$-	$-	$(110,857)	$(123,869)	$(127,633)	$(132,708)	$(135,631)	$(139,832)	$(144,198)
Net Revenues After Tax	$BRL	(=)	$-	$-	$2,835,923	$3,187,743	$3,296,214	$3,420,531	$3,524,168	$3,643,942	$3,767,729

Operating Expenses	$BRL	(-)	$-	$(500)	$(548,193)	$(620,094)	$(643,785)	$(669,120)	$(693,929)	$(720,453)	$(747,995)
EBITDA	$BRL	(=)	$-	$(500)	$2,287,730	$2,567,650	$2,652,429	$2,751,411	$2,830,239	$2,923,488	$3,019,734

Brazilian Income Taxes	$BRL	(-)	$-	$-	$(298,610)	$(336,303)	$(348,515)	$(362,592)	$(374,186)	$(387,675)	$(401,618)
Operating Cash Flow Befor Capex	$BRL	(=)	$-	$(500)	$1,989,121	$2,231,346	$2,303,914	$2,388,818	$2,456,053	$2,535,814	$2,618,116
Capital Expenses	$BRL	(-)	$-	$(12,172,904)	$-	$-	$-	$-	$-	$-	$-
Operating Cash Flow	$BRL	(=)	$-	$(12,173,404)	$1,989,121	$2,231,346	$2,303,914	$2,388,818	$2,456,053	$2,535,814	$2,618,116

Equity Contribution	$BRL	(+)	$-	$12,173,404	$100	$-	$-	$-	$-	$-	$-

Project Returns in U.S. Dollars

Cash Flow	$USD		$-	$(2,296,869)	$337,773	$378,908	$391,231	$405,648	$417,066	$430,610	$444,586
Project Internal Rate of Return (IRR)%			NA	NA	-87.22%	-54.04%	-30.24%	-15.23%	-5.62%	0.80%	5.26%

CASH FLOWS

Date			12/31/2028	12/31/2029	12/31/2030	12/31/2031	12/31/2032	12/31/2033	12/31/2034	12/31/2035	12/31/2036
Year			2028	2029	2030	2031	2032	2033	2034	2035	2036
Quarter			4	4	4	4	4	4	4	4	4

Brazilian REAL/U.S. Dollar Exchange Rate			5.30	5.30	5.30	5.30	5.30	5.30	5.30	5.30	5.30

Energea Iguatama S.A.

Proforma

Rental Revenue	$BRL	(+)	$4,334,679	$4,508,066	$4,688,389	$4,875,925	$5,070,962	$5,273,800	$5,484,752	$5,704,142	$5,932,308
O&M Revenue	$BRL	(+)	$(274,946)	$(326,732)	$(365,506)	$(406,727)	$(432,938)	$(497,027)	$(546,384)	$(598,742)	$(634,092)
Gross Revenues	$BRL		$4,059,734	$4,181,335	$4,322,883	$4,469,198	$4,638,024	$4,776,773	$4,938,368	$5,105,401	$5,298,216

Brazilian Sales Taxes	$BRL	(-)	$(150,185)	$(153,679)	$(158,654)	$(163,787)	$(170,604)	$(174,546)	$(180,302)	$(186,347)	$(194,165)
Net Revenues After Tax	$BRL	(=)	$3,909,549	$4,027,655	$4,164,229	$4,305,411	$4,467,420	$4,602,227	$4,758,066	$4,919,054	$5,104,051

Operating Expenses	$BRL	(-)	$(777,438)	$(806,292)	$(837,130)	$(869,153)	$(903,372)	$(936,934)	$(972,791)	$(1,010,025)	$(1,049,798)
EBITDA	$BRL	(=)	$3,132,111	$3,221,363	$3,327,099	$3,436,259	$3,564,048	$3,665,292	$3,785,276	$3,909,029	$4,054,252

Brazilian Income Taxes	$BRL	(-)	$(417,699)	$(430,929)	$(446,330)	$(462,249)	$(480,617)	$(495,713)	$(513,294)	$(531,468)	$(552,446)
Operating Cash Flow Befor Capex	$BRL	(=)	$2,714,412	$2,790,434	$2,880,769	$2,974,010	$3,083,431	$3,169,579	$3,271,981	$3,377,561	$3,501,806

Capital Expenses	$BRL	(-)	$-	$-	$-	$-	$-	$-	$-	$-	$-
Operating Cash Flow	$BRL	(=)	$2,714,412	$2,790,434	$2,880,769	$2,974,010	$3,083,431	$3,169,579	$3,271,981	$3,377,561	$3,501,806

Equity Contribution	$BRL	(+)	$-	$-	$-	$-	$-	$-	$-	$-	$-

Project Returns in U.S. Dollars

Cash Flow	$USD		$460,938	$473,847	$489,187	$505,021	$523,602	$538,230	$555,619	$573,548	$594,646
Project Internal Rate of Return (IRR)%			8.46%	10.80%	12.56%	13.91%	14.96%	15.78%	16.43%	16.96%	17.38%

1-B-6

Appendix 2-A – Salinas Project Summary

Energea Salinas S.A.

Salinas, MG

30th of April, 2020
NTP Draft

4.95 MW (AC) Solar

Developed by Energea Geração Distribuída De Energia Do Brasil Ltda

Project Summary

The project is a 4.95 MW (AC) solar project connected to the grid in Minas Gerais. This solar plant is being rented to a consortium created by Energea which allows small businesses (“subscribers”) to band together to enjoy the economic and environmental benefits of renewable energy. Energea partnered with the Cruziero Esporte Clube to help promote the consortium and attract subscribers. The 25-year rental contract with the consortium allows subscribers to opt into and out of the program without penalty. Energea may remove any defaulting subscriber and replace them with a subscriber in queue.

Project Details

Project Single Purpose Entity	Energea Salinas S.A.
Project Owner	Energea Global Portfolio 2 LLC
Energy Customer	Consórcio de Geração Compartilhada de Energia Elétrica Energea
Project Developer/Consortium Manager	Energea Geração Distribuída De Energia Do Brasil Ltda
State	Minas Gerais
City	Salinas
Coordinates	16°11’18.41” S 42°17’5.08” W
Land Status	Leased
Utility	CEMIG
Project Status	Notice to Proceed

System Details

Technology	Solar + Tracker
System Size kW (AC)	4,950
Est. Year 1 Production (MWh)	11,286
Notice to Proceed Date	31st of July, 2020
Anticipated Commercial Operations Date	31st of December, 2020

2-A-1

Contract Details

Initial Contract Term (Years)	25
Useful Equipment Life (Years)	25
Contract Type	Rental + O&M – Fixed 15% discount off subscriber’s electric rate
Construction Deadline	NA
Rental Contract Price (per kWh)	R$ 0.7529 (variable)
Customer’s Tariff	B3 consumer tariff (variable)
Estimated Customer Savings	15%
Early Termination Penalty	NA

Financial Details

Purchase Price (USD)	$5,124,750
Purchase Price (R$)	R$26,954,079
Estimated Debt (R$)	NA
Estimated Equity (R$)	R$26,954,079
Projected Unlevered IRR (USD)	17.9%

Disclaimer

All major Energea contracts contain language ensuring that the following standards are upheld by all our partners.

Anti-Corruption

All operators and contractors must follow the rules for prevention of corruption as outlined in Brazilian law, particularly Law No. 8,429/1992 and Law No. 12,846/2013.

Any person or entity doing business with Energea agrees not to give or offer anything of value for the sake of gaining undue benefits. All people and parties will refrain from any and all fraudulent activity and use all efforts to ensure compliance.

Environmental

All operators and contractors are required to follow best industry practices both in Brazil and internationally with diligent and prudent adherence to common standards of environmental preservation.

Human Rights

All national and international human rights laws will be followed with mandatory monitoring to ensure compliance.

2-A-2

Permits & Interconnection

Permits

The project has received an environmental permit required to perform the installation of the project (“LI”) .

Interconnection

The achieved Notice to Proceed status on the __st of ___, 2020 and to be operational by the 31st of December, 2020. It has received its Parecer de Acesso, or permission to interconnect, from CEMIG, the interconnecting utility.

Site Control

Site Summary

The project is sited on a parcel of land rented from Ms. Israel Pinheiro Filho, the owner of São Fidelis Farm in Salinas, MG.

The project is sited on flat and open land with a high level of solar irradiation.

There is easy access to the site via a paved road and favorable electrical infrastructure for connection of the project to the grid. The project is expected to have a footprint of slightly more than fifteen hectares.

Lease Agreement

Parties

Energea Salinas S.A.

Ms. Israel Pinheiro Filho

Term

The lease term is for 20 years and Energea has the right to renew the agreement for an additional 10 years by submitting written notification at least twelve months prior to the end of the initial term.

Price

The project will make a monthly payment of R$10,000. The rental payment will be adjusted annually in accordance with the Extended National Consumer Price Index (IPCA).

Penalties

Delayed payments are subject to a 2% fine and 1% interest per month delayed.

Property Taxes

The project is responsible for paying all property taxes and fees for water, power, sewage or any other services or utilities.

2-A-3

Termination Penalties

Lessee:	If the project terminates the agreement unilaterally, it shall pay Ms. Pinheiro Filho an early termination penalty of R$200,000 within 20 business days.

Lessor:	If Ms. Pinheiro Filho terminates the agreement unilaterally, Ms. Pinheiro Filho will pay Energea an early termination penalty of R$20,000,000 within 20 business days.

Design

Design Summary

The Salinas solar project is located on a large, flat site allowing for a tracker-based system which will greatly increase the expected captured irradiance.

The land is wide open with zero shading from trees or structures nearby. As such, the entire face of the array will be operational throughout the day.

The site is located very near the interconnection point with the utility resulting in a negligible connection cost to the grid and high degree of certainty that service will not be interrupted.

The project will employ 14,784 Longi 440w solar modules arranged in 528 parallel strings of 28 modules each. 22 Sungrow SG225W HG IEC inverters will be used for power conversion. The system will also use trackers manufactured by STI Norland.

Longi and Sungrow are highly regarded manufacturers. The industry standard PVSyst software was used to optimize equipment selection and ensure peak production with minimal losses.

Expected useful life of the project and equipment is 25 years.

Key Assumptions

System Type:	Tracking System
Rotation Limits:	-60° to 60°
Axis Azimuth:	3°
PV Modules:	LR4-72HBD-440M
Inverters:	SG250HX
Array Global Power:	6505 kWp
Module Area:	32134 m2
Modules:	14784 modules
Module Size:	440 Wp

Loss Factors

Soiling Losses:	3.0%
Wiring Ohmic Loss:	1.5%
Light Induced Degradation:	2.0%
Module Quality Loss:	0.3%
Module Mismatch Loss:	1.0%
Strings Mismatch Loss:	0.1%
Module Average Degradation:	0.4%
Transformer Losses:	2.0%
System Unavailability:	0.7%

2-A-4

Customer

Customer Summary

Consórcio de Geração Compartilhada de Energia Elétrica Energea is a consortium entity set up in partnership with Cruzeiro Esporte Clube to provide electric power via distributed generation to customers of CEMIG who are residents of the state of Minas Gerais.

The plant has been fully subscribed through Energea’s online enrollment platform where customers login to receive discounted energy from the plant and agree to the terms and conditions of the Adhesion Agreement.

Rental Contract Summary

Parties

Consórcio de Geração Compartilhada de Energia Elétrica Energea (“Lessee”)

Energea Salinas S.A. (“Lessor”)

Purpose

The Lessee is renting this solar power plant (Salinas) to provide renewable energy to its members in the form of energy credits.

Term

The initial term for the project is for a period of 25 years beginning in the first month the Lessee receives energy credits from energy production of the power plant.

The term may be extended by execution of a contract amendment at least thirty days prior to the expiration of the Initial Term.

2-A-5

Payments

The Lessee will pay the Lessor R$600,000 per month. The price will be adjusted annually to account for inflation in accordance with the Extended National Consumer Price Index (IPCA).

Delayed payments are subject to a 2% fine and 1% interest per month delayed.

Termination

Energea may terminate the contract without penalty if unable to find a suitable subcontractor, secure financing, or obtain any required authorizations or licenses needed to operate the power plant.

Operations & Maintenance Contract Summary

Parties

Consórcio de Geração Compartilhada de Energia Elétrica Energea

Energea Salinas S.A.

Purpose

This agreement ensures adequate power will be generated by the plant to provide for consumption by the customer. Compensation will be provided to the generator if the plant overperforms and remuneration to the customer if production falls below a guaranteed level.

Term

The initial term for the contract is for a period of 25 years.

Price

The total effective price is R$0.7529 per kWh of electricity.

The price will be calculated according to the following formula and will ensure the customer receives a 15% discount from the current rate:

[[TUSD and TE B3 rate * 85%] * the total production] – the rental amount paid – the green A4 TUSD rate (in R$/kW)

If the total hours generated multiplied by this effective rate exceeds the sum of the monthly rent and demand charge, the customer will pay the difference. If the lease and demand charge exceed the generation multiplied by the rate, the customer will instead receive a credit toward future payments.

Subscriber Adhesion Agreement Summary

Parties

Consórcio de Geração Compartilhada de Energia Elétrica Energea

(Subscriber)

Purpose

To participate in the distributed energy generation program being offered by Energea through its cooperative in order to receive a discounted energy bill for energy consumption at the Subscriber’s residential property.

2-A-6

Projects

The Cooperative will have several distributed generation projects and the Subscriber will be assigned to one of these projects upon enrollment. The subscriber will receive energy credits when the project to which they are assigned becomes operational.

Updates

The Cooperative will send periodic updates concerning the progress and status of the project once the project reaches commercial operations.

Engineering, Procurement, and Construction

EPC Summary

Energea has designed a proprietary EPC contract to be used for all projects ensuring that construction progress and payments are properly aligned and requiring contractors to meet schedule and cost expectations or risk losing profit.

The contract establishes payment terms that make sense based on Energea’s extensive experience with the realities of project management.

The contract provides industry-leading control over the agreement’s costs, schedule, and terms.

EPC Contract

Parties

Energea Salinas S.A.

Prosys Engenharia

Purpose

The Contractor will construct a solar power plant with a name- plate capacity of 6.505 MW DC connected to the grid in the state of Minas Gerais.

Price

Energea will pay a fixed price of R$22,952,141.59 disbursed according to the agreed upon EPC Milestones & Payments schedule.

Payments

Payments will only be considered due upon submission of a progress report and invoice from the Contractor to Energea. Payments are subject to a 5% retention to be released upon final acceptance of the project’s completion by Energea.

Effectiveness and Term

The agreement shall begin on the execution date and remain in effect until all the Contractor’s obligations are completed.

The Contractor will only begin work upon receipt of a Notice to Proceed from Energea.

2-A-7

Supervision

Energea may inspect the work of the Contractor at any time. The Contractor is responsible for providing evidence to show compliance with this agreement.

Warranties

The Contractor will warranty its services and those of its sub-contractors for 48 months beginning at Provisional Acceptance of the project by Energea.

The length of the warranty will either be as determined by the manufacturer or ten years for inverters, 20 years for trackers, and 25 years for modules, whichever is longer.

Insurance

For the duration of the agreement, the Contractor will have valid Insurance for Builder’s All Risks, Labor Liability, Comprehensive General Liability (in the amount of R$5,000,000), Automobile Liability (in the amount of R$300,000),

Transportation Insurance, Environmental Liability Insurance (in the amount of R$1,000,000), as well as any other insurance required by law.

Termination

The agreement may be terminated by written agreement between the parties, by Energea if the Contractor fails to comply with the terms or modifies its corporate structure, or by the Contractor if Energea fails to pay an undisputed invoice.

Penalties

For any breach of this agreement, the Contractor will pay Energea a penalty of R$5,000 per day for the duration of the breach. If the breach cannot be remedied, the total penalty will be R$20,000 per breach.

If any person working at the project is caused to suffer permanent harm due to the Contractor’s actions, the Contractor will pay Energea a penalty of 15% of the total contract price.

In the event of delay, the Contractor will pay a penalty equal to point one percent of the total contract price per day delayed. If the delay affects Energea’s ability to certify mechanical completion or provisional acceptance, the penalty will be one percent of the total contract price per day delayed.

If the project does not achieve or maintain the performance guaranteed in the agreement, the Contractor will pay a penalty equal to the price of the MWh deficit as purchased by Energea on the energy spot market.

EPC Schedule

2-A-8

EPC Milestones & Payments

Asset Management

Operations & Maintenance Agreement

Parties

Energea Salinas S.A.

BEI – Brasil Energia Inteligente LTDA.

Performance

The Contractor guarantees that as a result of its services the solar power plant will meet the minimum monthly generation defined in the agreement for the term of the contract.

Payments

The Contractor will receive monthly payments in return for its services. These payments will be updated annually in accordance with the Extended National Consumer Price Index (IPCA).

Termination Penalties

If the agreement is terminated due to the fault of one party, that party will pay a penalty of ten percent of the total contract value or the value of the contract as of the moment of termination, whichever is greater.

Warranties

Equipment

The Contractor bears responsibility for ensuring all equipment is properly functioning and will remedy any issues that arise as notified by Energea.

All warranties assume use of materials and components under normal conditions and excluding damage caused by accidents, misuse, or force majeure.

Generation

The factory warranty guarantees an eighty percent performance standard for 20 years. This includes a power loss of three percent in the first year and seven tenths of a percent degradation over the next 25 years.

2-A-9

Defects

The warranty on inverters and panels for defects in manufacturing will be for ten years total. An initial five-year term and a five-year extension.

Other

The structural function of the system is guaranteed for 25 years. Engineering errors are subject to a 24-month error correction guarantee.

Consumer Unit Management Agreement

Term

The term of the contract will be for one year and will renew automatically unless written notification is provided.

Penalties

The penalty for a breach by either party will be ten percent of the total value of the contract.

Price

The monthly price for the value of the contract will be deter- mined by the number of consumer units managed according to the following table:

Insurance (Operations)

General Liability and Property Insurance will be put in place by the project prior to acquisition. All insurance will be reviewed and approved by an independent consultant prior to project acquisition.

2-A-10

Appendix 2-B – Salinas Financial Memo

Energea Salinas S.A.

Financial Memo

Salinas, MG

30th of April, 2020
NTP Draft

4.95 MW (AC) Solar

Developed by Energea Global LLC

Key Assumptions

General Info

Entity Name	Energea Salinas S.A.
Project Location	Salinas, MG
Installed Capacity (AC)	4,950 kW

The Salinas solar power plant is located in Salinas, Minas Gerais with an anticipated capacity of 4.95 MW (AC). The location and size of the power plant are utilized during the design phase and are taken into account when estimating the annual power generation of the facility.

Schedule

Development Start Date	1st-May-2019
Notice to Proceed Date	31st-Jul-2020
Commercial Operations Date	31st-Dec-2020
Retirement Date	31st-Dec-2045

The Development Start Date for the project reflects when Energea began any work or expenditures related to the project.

The Notice to Proceed Date reflects when the plant is eligible for interconnection to the local grid.

The Commercial Operations Date reflects when the project begins charging the customer according to the Rental and O&M Agreements.

The Retirement Date reflects the projected end of the useful life of the plant.

Third Parties

Parent Company	Energea Portfolio 2 LLC
Offtaker	Consórcio de Geração Compartilhada de Energia Elétrica Energea
EPC Contractor	Prosys Engenharia

The Salinas solar project is owned by Energea Portfolio 2 LLC. The energy customer for the project, also known as the offtaker, is Consórcio de Geração Compartilhada de Energia Elétrica Energea, a consortium set up in partnership with Cruziero Esporte Clube. The expected EPC Contractor for the project is Prosys Engenharia.

2-B-1

Uses of Capital and Project Economics

Project Hard Costs ($USD)	$4,446,736
Project Soft Costs ($USD)	$287,243
Developer Fee ($USD)	$393,300
Total Capital Expenditures ($USD)	$5,124,279
Debt ($USD)	$0
Equity ($USD)	$5,124,750
Project Payback Period	6.2 years
Project IRR ($USD)	17.9%

The total for expected Capital Expenditures for the project is $5,124,279 (USD) and is split between hard costs directly related to construction of the project and soft costs covering all other expenses needed for development of the project.

There is a slight difference between the total equity value of the project and the total Capital Expenditures which reflects all other expenses paid for with contributions from the project.

With the current assumption set, the financial model shows a project payback period of 6.2 years and an IRR of 17.9%.

Revenue Contract

Contract Type	Rental
Contract Term	25 years
Fixed Monthly Rental Payment ($BRL)	R$600,000
Target Fixed Rate ($BRL / kWh)	$0.7529
Rental Contract Inflation Index	IPCA
Rental Contract Readjustment Month	July
O&M Contract Inflation Index	IPCA
O&M Contract Readjustment Month	July
Demand Charge Price ($BRL per kW)	$19.66
Demand Charge Readjustment Month	May
Demand Charge Inflation Index	IPCA

2-B-2

The revenue contracts for this project are split between a fixed price equipment rental contract for the power plant and an Operations and Maintenance agreement with a performance guarantee.

The targeted total fixed rate for the project at the Commercial Operations date is $0.7529.

All contracts will be updated annually to account for inflation according to the Extended National Consumer Price Index (IPCA) which is the reference for the Brazilian inflation-targeting system published by the Central Bank of Brazil.

The demand charge is a payment made to the utility company for access to the grid. It is calculated at a price of $19.66 Brazilian Reals per kW (AC) based on the project’s system size. It is updated annually for inflation by the utility company.

Operating Expenses

Expense	Unit (Monthly)	Price	Inflation	Readjusted	Start Date
O&M	$BRL / kW	$4.00	IPCA	January	01-Jan-2021
Land or Roof Rental	$BRL	$10,000.00	IPCA	May	21-May-2019
Insurance – GL & Property	$BRL	$711.00	IPCA	January	01-Jan-2021
Security	$BRL	$8,000.00	IPCA	January	01-Jan-2021
Bad Debt (Split w/ Cruzeiro)	$BRL	$8,043.00	IPCA	January	01-Jan-2021
FX Wire Fees	$BRL	$100.00	IPCA	January	01-Jan-2021
Banking Fees	$BRL	$100.00	IPCA	July	31-Jul-2020
Technical Services Reserve	$BRL	$4,000.00	IPCA	January	01-Jan-2021
Travel	$BRL	$500.00	IPCA	January	01-Jan-2021
Utilities	$BRL	$500.00	IPCA	January	01-Jan-2021

Expense

This field displays the name of the expense being calculated.

Unit (Monthly)

This field lists the unit that corresponds to the expense price. Most expenses are charged in Brazilian Reals (BRL) but some are charged per kilowatt in which case the price is multiplied by the total system size in kilowatts. All expenses are charged on a monthly basis.

Price

This is the total monthly price and corresponds to the proceeding unit.

2-B-3

Inflation

This field is the inflation index that is used to adjust the price annually. All expenses here are tied to the IPCA index as published by the Central Bank of Brazil.

Readjusted

This field displays the month in which the price will be adjusted to account for inflation. In most cases, the inflation readjustment month corresponds to the month of the start date for the expense when the contract was signed.

Start Date

This field shows the date the expense begins to be charged to the project.

Taxes on Demand Charge

PIS / COFINS Tax Rate	4.06%
Power Circulation Tax (ICMS)	25.00%

The PIS / COFINS is a federal tax in Brazil and the ICMS is a state level tax. The project is only responsible for a tax rate commensurate with what the energy customer pays. The demand charge is increased by these percentages to calculate the total payment owed by the project. This is a payment made to the utility for generating energy and using the grid.

Taxes on Revenue

PIS / COFINS on Presumed Profit	3.65%
PIS / COFINS on Real Profit	9.25%
Services Tax – Municipal (ISS)	5.00%
Power Circulation Tax (ICMS)	25.00%

The project can elect between either a Presumed Profit or Real Profit tax basis each year in January. Each year the model calculates the more profitable basis tax rate for PIS / COFINS changes accordingly.

The ISS is a municipal tax and is only paid on services such as Operations and Maintenance. The ICMS is a tax on revenue paid to the state.

All income taxes are charged in the same manner regardless of election between Real or Presumed Profit tax basis.

Taxes on Profit

Social Contribution Tax (CSLL)	9.00%
Income Tax (IRPJ)	15.00%
Additional Income Tax (IRPJ)	10.00%
Additional Income Tax Threshold ($BRL)	240,000
Net Operating Loss Write-Off Limit	30% Annually

2-B-4

The CSLL is a fixed rate paid on taxable income to the federal government in Brazil. The IRPJ is charged at 15% for all taxable income. There is an additional tax of 10% on all income that exceeds the additional income tax threshold.

A maximum of 30% of the total taxes owed by the project can be written off with Accumulated Net Operating Losses.

Presumed Profit

Presumed Profit on Revenue	32.00%

This rate is multiplied by the project’s revenue in order to determine taxable income for the Presumed Profit basis.

Depreciation

Project Hard Cost Depreciable Life	25 years
Overall Equipment Depreciation	10.00%
Construction Related Depreciation	4.00%
Land Depreciation	0.00%

The eligible depreciable costs are accounted for linearly over the depreciable life of the project. All equipment depreciates at a rate of 10% annually. All construction related costs depreciate at a rate of 4% annually. There is no depreciation accounted for with land assets.

2-B-5

CASH FLOWS

Date			12/31/2019	12/31/2020	12/31/2021	12/31/2022	12/31/2023	12/31/2024	12/31/2025	12/31/2026	12/31/2027
Year			2019	2020	2021	2022	2023	2024	2025	2026	2027
Quarter			4	4	4	4	4	4	4	4	4

Brazilian REAL/U.S. Dollar Exchange Rate			4.03	5.30	5.30	5.30	5.30	5.30	5.30	5.30	5.30

Energea Salinas S.A.

Proforma

Rental Revenue	$BRL	(+)	$-	$-	$6,720,000	$7,612,800	$7,917,312	$8,234,004	$8,563,365	$8,905,899	$9,262,135
O&M Revenue	$BRL	(+)	$-	$-	$71,861	$13,664	$(32,064)	$(50,330)	$(134,033)	$(190,671)	$(251,361)
Gross Revenues	$BRL		$-	$-	$6,791,861	$7,626,464	$7,885,248	$8,183,674	$8,429,332	$8,715,228	$9,010,775

Brazilian Sales Taxes	$BRL	(-)	$-	$-	$(22,907)	$(21,596)	$(21,001)	$(320,580)	$(327,252)	$(336,854)	$(346,718)
Net Revenues After Tax	$BRL	(=)	$-	$-	$6,768,954	$7,604,869	$7,864,248	$7,863,094	$8,102,080	$8,378,374	$8,664,056

Operating Expenses	$BRL	(-)	$(329)	$(1,854)	$(2,086,536)	$(2,370,311)	$(2,459,415)	$(2,555,664)	$(2,647,846)	$(2,747,433)	$(2,850,784)
EBITDA	$BRL	(=)	$(329)	$(1,854)	$4,682,418	$5,234,557	$5,404,833	$5,307,430	$5,454,234	$5,630,941	$5,813,272

Brazilian Income Taxes	$BRL	(-)	$-	$-	$(831,308)	$(943,823)	$(993,578)	$(866,384)	$(893,111)	$(924,217)	$(956,372)
Operating Cash Flow Befor Capex	$BRL	(=)	$(329)	$(1,854)	$3,851,110	$4,290,735	$4,411,256	$4,441,046	$4,561,123	$4,706,724	$4,856,900

Capital Expenses	$BRL	(-)	$(643,068)	$(26,284,867)	$(26,143)	$-	$-	$-	$-	$-	$-
Operating Cash Flow	$BRL	(=)	$(643,397)	$(26,286,721)	$3,824,967	$4,290,735	$4,411,256	$4,441,046	$4,561,123	$4,706,724	$4,856,900

Equity Contribution	$BRL	(+)	$643,397	$26,286,721	$26,243	$-	$-	$-	$-	$-	$-

Project Returns in U.S. Dollars

Cash Flow	$USD		$(158,763)	$(4,961,035)	$721,692	$809,573	$832,312	$837,933	$860,589	$888,061	$916,396
Project Internal Rate of Return (IRR)%			NA	NA	-87.93%	-55.29%	-31.66%	-16.96%	-7.42%	-0.97%	3.54%

2-B-6

CASH FLOWS

Date			12/31/2028	12/31/2029	12/31/2030	12/31/2031	12/31/2032	12/31/2033	12/31/2034	12/31/2035	12/31/2036
Year			2028	2029	2030	2031	2032	2033	2034	2035	2036
Quarter			4	4	4	4	4	4	4	4	4

Brazilian REAL/U.S. Dollar Exchange Rate			5.30	5.30	5.30	5.30	5.30	5.30	5.30	5.30	5.30

Energea Salinas S.A.

Proforma

Rental Revenue	$BRL	(+)	$9,632,621	$10,017,925	$10,418,642	$10,835,388	$11,268,804	$11,719,556	$12,188,338	$12,675,872	$13,182,906
O&M Revenue	$BRL	(+)	$(280,890)	$(385,799)	$(460,030)	$(539,277)	$(583,180)	$(713,920)	$(809,901)	$(912,069)	$(974,160)
Gross Revenues	$BRL		$9,351,730	$9,632,127	$9,958,613	$10,296,111	$10,685,624	$11,005,635	$11,378,437	$11,763,803	$12,208,747

Brazilian Sales Taxes	$BRL	(-)	$(360,156)	$(367,813)	$(379,040)	$(390,595)	$(406,002)	$(414,725)	$(427,317)	$(440,409)	$(458,103)
Net Revenues After Tax	$BRL	(=)	$8,991,574	$9,264,314	$9,579,573	$9,905,516	$10,279,622	$10,590,911	$10,951,119	$11,323,393	$11,750,643

Operating Expenses	$BRL	(-)	$(2,962,377)	$(3,069,353)	$(3,184,873)	$(3,304,761)	$(3,434,155)	$(3,558,312)	$(3,692,326)	$(3,831,412)	$(3,981,461)
EBITDA	$BRL	(=)	$6,029,198	$6,194,962	$6,394,700	$6,600,755	$6,845,467	$7,032,599	$7,258,793	$7,491,982	$7,769,182

Brazilian Income Taxes	$BRL	(-)	$(993,468)	$(1,023,975)	$(1,059,497)	$(1,096,217)	$(1,138,596)	$(1,173,413)	$(1,213,974)	$(1,255,902)	$(1,304,312)
Operating Cash Flow Befor Capex	$BRL	(=)	$5,035,729	$5,170,986	$5,335,203	$5,504,539	$5,706,872	$5,859,186	$6,044,819	$6,236,080	$6,464,870

Capital Expenses	$BRL	(-)	$-	$-	$-	$-	$-	$-	$-	$-	$-
Operating Cash Flow	$BRL	(=)	$5,035,729	$5,170,986	$5,335,203	$5,504,539	$5,706,872	$5,859,186	$6,044,819	$6,236,080	$6,464,870

Equity Contribution	$BRL	(+)	$-	$-	$-	$-	$-	$-	$-	$-	$-

Project Returns in U.S. Dollars

Cash Flow	$USD		$950,138	$975,658	$1,006,642	$1,038,592	$1,076,768	$1,105,507	$1,140,532	$1,176,619	$1,219,787
Project Internal Rate of Return (IRR)%			6.80%	9.20%	11.02%	12.41%	13.50%	14.36%	15.05%	15.60%	16.06%

2-B-7

FINANCIAL STATEMENTS

ENERGEA PORTFOLIO 2 LLC

BALANCE SHEET AND

INDEPENDENT AUDITOR’S REPORT

FEBRUARY 29, 2020

ENERGEA PORTFOLIO 2 LLC

BALANCE SHEET AND

INDEPENDENT AUDITOR’S REPORT

FEBRUARY 29, 2020

Independent Auditor’s Report

To the Member of

Energea Portfolio 2 LLC

Old Saybrook, Connecticut

We have audited the accompanying balance sheet of Energea Portfolio 2 LLC as of February 29, 2020, and the related notes.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Energea Portfolio 2 LLC as of February 29, 2020, in accordance with accounting principles generally accepted in the United States of America.

Certified Public Accountants

Glastonbury, Connecticut

April 9, 2020

ENERGEA PORTFOLIO 2 LLC

BALANCE SHEET

FEBRUARY 29, 2020

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$100
100

$100

LIABILITIES AND MEMBERS’ EQUITY

MEMBERS’ EQUITY	100

$100

See notes to financial statement.

ENERGEA PORTFOLIO 2 LLC

NOTES TO FINANCIAL STATEMENT

FEBRUARY 29, 2020

NOTE 1 – SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:

Business Organization:

The financial statement as of February 29, 2020 includes the accounts of Energea Portfolio 2 LLC (the Company). The Company was formed in the State of Delaware on January 13, 2020 to develop, own and manage a portfolio of renewable energy facilities in Brazil. The Company works in close cooperation with stakeholders, project hosts, industry partners and capital providers to produce best-in-class results. The Company’s projects are expected to create next- generation clean energy jobs and sustainable tax revenues.

The Company’s activities since inception have consisted principally of organization and pursuit costs, raising capital, securing investors and project development activity. The Company is currently pursuing projects and securing funding. The Company’s activities are subject to significant risks and uncertainties, including the inability to secure additional funding to develop its portfolio. The Company’s operations have been funded by equity transactions. Future funding is expected to be provided by the continued issuance of stock, mezzanine, or debt securities. There can be no assurance that any of these strategies will be achieved on terms attractive to the Company. The Company anticipates completing an investment in its first project during 2020.

Basis of Presentation:

The financial statement has been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Use of Estimates:

The preparation of the financial statement in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.

Cash and Cash Equivalents:

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of February 29, 2020, the Company did not have any cash equivalents.

Federal Deposit Insurance Corporation (FDIC) coverage is $250,000 per institution. At February 29, 2020, cash did not exceed the federally insured limit.

Commitments and Contingencies:

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expenses as incurred.

ENERGEA PORTFOLIO 2 LLC

NOTES TO FINANCIAL STATEMENT

FEBRUARY 29, 2020

NOTE 1 – SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued):

Capitalization and Investment in Project Assets:

A project has four basic phases: (i) development (which includes pre-development), (ii) financing and commodity risk management, (iii) engineering and construction and (iv) operation and maintenance. The development phase is further divided into pre-development and development sub-phases. During the pre-development sub-phase, milestones are created to ensure that a project is financially viable. Project viability is obtained when it becomes probable that costs incurred will generate future economic benefits sufficient to recover those costs. Examples of milestones required for a viable project include the following:

●	The identification, selection and acquisition of sufficient area required for a project;

●	The confirmation of a regional electricity market;

●	The confirmation of acceptable electricity resources;

●	The confirmation of the potential to interconnect to the electric transmission grid;

●	The determination of limited environmental sensitivity; and

●	The confirmation of local community receptivity and limited potential for organized opposition.

All project costs are expensed during the pre-development phase. Once the milestones for development are achieved, a project is moved from the pre-development phase into the development and engineering and construction phases. Costs incurred in these phases are capitalized as incurred, included within construction in progress (CIP), and not depreciated until placed into commercial service. Once a project is placed into commercial service, all accumulated costs will be reclassified from CIP to property and equipment, and become subject to depreciation or amortization over a specified estimated life. As of February 29, 2020, the Company had no CIP.

Income Taxes:

No provision for federal income taxes has been made in the financial statement since the Company is wholly-owned by Energea Global, LLC (Global) and therefore is disregarded for federal and state income tax purposes. As such, all income tax attributes of the Company are passed through to Global to report on its income tax return.

NOTE 2 – MEMBER’S EQUITY:

As of February 29, 2020, Global owns 100% of the outstanding membership interest of the Company.

ENERGEA PORTFOLIO 2 LLC

NOTES TO FINANCIAL STATEMENT

FEBRUARY 29, 2020

NOTE 3 – SUBSEQUENT EVENTS:

In early March 2020, there was a global outbreak of COVID-19 that resulted in an economic downturn, changes in global supply and demand, and the temporary closure of non-essential businesses in many states. The magnitude of any potential direct and indirect negative impacts to the Company cannot be determined at this time, but these events could have a significant impact on the Company’s operations, cash flows and liquidity.

The Company is planning to initiate a Regulation A Offering for the purpose of raising capital to fund ongoing project development activities after the issuance of the financial statement.

Management has evaluated subsequent events through April 9, 2020, the date which the financial statement was available for issue.

GLOSSARY OF DEFINED TERMS

Adjusted Operating Cash Flow	For each Project, the actual projected monthly operating cash flows reduced by a fixed percentage to yield an internal rate of return of 7% for the Project.
Authorizing Resolution	The authorization adopted by the Manager pursuant to the LLC Agreement that created the Class A Investor Shares.
Class A Investor Shares	The limited liability company interests in the Company being offered to Investors in this Offering.
Code	The Internal Revenue Code of 1986, as amended (i.e., the Federal tax code).
Company	Energea Portfolio 2 LLC, a Delaware limited liability company, which is offering to sell Class A Investor Shares in this Offering.
Construction Contract	The contract whereby the Company or an SPE will hire a third party to provide to provide engineering, procurement, and construction services for a Project.
Development Company	A company focused on acquiring and/or developing solar power projects.
Energea Brazil	Energea do Brasil, a Brazilian entity that is an affiliate of the Manager.
Energea Global	Energea Global LLC, a Delaware limited liability company, which is owned by Michael Silvestrini and Chris Sattler and serves as the Manager.
Financial Model	The financial model prepared by the Manager for each Project, projecting all the costs and distributions of the Project.
Greenskies	Greenskies Renewable Energy, LLC, a Delaware limited liability company founded by Michael Silvestrini.
Investor	Anyone who purchases Class A Shares in the Offering.
IRR	Internal rate of return.
Land Lease	The contract whereby the Company or and SPE will lease the land where a Project will be located.
LLC Agreement	The Company’s Limited Liability Company Agreement dated April ____, 2020.
Manager	Energea Global LLC, a Delaware limited liability company.
Manager Shares	The limited liability company interests in the Company that will be owned by the Manager.
Offering	The offering of Class A Investor Shares to the public pursuant to this Offering Circular.
Offering Circular	The Offering Circular you are reading right now, which includes information about the Company and the Offering.
Project	A solar power product acquired or developed by the Company.
Promoted Interest	The right of the Manager to receive distributions under the LLC Agreement, over and above its right to receive distributions in its capacity as an Investor.
Regulations	Regulations issued under the Code by the Internal Revenue Service.
SEC	The U.S. Securities and Exchange Commission.
Site	The Internet site located at www.energea.com.
SPE	The entity we will create to own and operate each Project, typically in the form of a Brazilian Sociedade Anônima.
Subscriber	A small business or residential customer.

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FORM 1-A

Regulation A Offering Statement

Part III – Exhibits

Energea Portfolio 2 LLC

9 Cedar Lane

Old Saybrook, CT 06475

(860) 316-7466

www.energea.com

May 4, 2020

The following Exhibits are filed as part of this Offering Statement:

Exhibit 1A-2A	Certificate of Formation of the Company filed with the Delaware Secretary of State on January 13, 2020.
Exhibit 1A-2B	Limited Liability Company Agreement of the Company dated April 29, 2020.
Exhibit 1A-2C	Authorizing Resolution of the Company dated April 29, 2020.
Exhibit 1A-4	Form of Investment Agreement.
Exhibit 1A-11	Consent of Independent Auditor.
Exhibit 1A-12	Legal opinion of Lex Nova Law LLC.

Page | 58

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Old Saybrook, Connecticut on May 4, 2020.

Energea Portfolio 2 LLC

By:	Energea Global LLC

By	/s/ Michael Silvestrini
Michael Silvestrini, Manager

By	/s/ Christopher Sattler
Christopher Sattler, Manager

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Michael Silvestrini
Michael Silvestrini, Director & Co-CEO
May 4, 2020

/s/ Christopher Sattler
Christopher Sattler, Director & Co-CEO
Date: May 4, 2020

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